                                                                    EXHIBIT 10.1


                            STOCK PURCHASE AGREEMENT




                                 BY AND BETWEEN





                           TRANSTEXAS GAS CORPORATION

                                   ("SELLER")



                                      AND




                  FIRST UNION BANK OF CONNECTICUT, AS TRUSTEE

                                   ("BUYER")





                               DATED MAY 29, 1997

                               TABLE OF CONTENTS

                                                                            PAGE

ARTICLE I        SALE AND PURCHASE OF COMMON STOCK
         1.01.   Agreement to Sell; Purchase Price  . . . . . . . . . . . . -1-
         1.02.   Adjustments to Purchase Price  . . . . . . . . . . . . . . -2-
(a)      Preliminary Settlement Statement
(b)      Upward Adjustments
(c)      Downward Adjustments
         1.03.   Post-Closing Reconciliation of the Purchase Price  . . . . -4-
(a)      Final Settlement Statement
(b)      Payment of Post-Closing Adjustments
(c)      Resolution of Disputed Items
         1.04.   Revenues, Expenses, and Taxes  . . . . . . . . . . . . . . -5-
(a)      Revenues
(b)      Division of Expenses; Payment
(c)      Tax Prorations
         1.05.   Payment Method . . . . . . . . . . . . . . . . . . . . . . -5-
         1.06.   Principles of Accounting . . . . . . . . . . . . . . . . . -5-
         1.07.   Excluded Assets  . . . . . . . . . . . . . . . . . . . . . -6-
         1.08.   Suspense Accounts  . . . . . . . . . . . . . . . . . . . . -7-
         1.09.   Pre-Closing Company Hydrocarbons . . . . . . . . . . . . . -7-
         1.10.   Allocations  . . . . . . . . . . . . . . . . . . . . . . . -7-

ARTICLE II       REPRESENTATIONS AND WARRANTIES OF SELLER
         2.01.   Organization and Good Standing . . . . . . . . . . . . . . -8-
         2.02.   Authority and Authorization of Agreement . . . . . . . . . -8-
         2.03.   Due Execution and Binding Obligation . . . . . . . . . . . -8-
         2.04.   Company Shares; Shares . . . . . . . . . . . . . . . . . . -8-
         2.05.   Company Capitalization . . . . . . . . . . . . . . . . . . -9-
         2.06.   Company Financial Statements . . . . . . . . . . . . . . . -9-
         2.07.   No Violations  . . . . . . . . . . . . . . . . . . . . . .-10-
         2.08.   Account Information  . . . . . . . . . . . . . . . . . . .-10-
         2.09.   Powers of Attorney . . . . . . . . . . . . . . . . . . . .-10-
         2.10.   Labor Matters  . . . . . . . . . . . . . . . . . . . . . .-10-
         2.11.   Tax Matters  . . . . . . . . . . . . . . . . . . . . . . .-10-
         2.12.   Employee Benefit Plans . . . . . . . . . . . . . . . . . .-11-
(a)      List of Plans
(b)      Types of Plans
(c)      Compliance
(d)      Penalties
         2.13.   Contracts  . . . . . . . . . . . . . . . . . . . . . . . .-12-
         2.14.   Litigation and Claims  . . . . . . . . . . . . . . . . . .-13-
         2.15.   Transfer Requirements and Preference Rights  . . . . . . .-13-
         2.16.   Compliance with Laws and Permits . . . . . . . . . . . . .-13-
         2.17.   Environmental Compliance . . . . . . . . . . . . . . . . .-14-
         2.18.   Status of Contracts  . . . . . . . . . . . . . . . . . . .-15-
         2.19.   Burdens, Taxes, Expenses, and Revenues . . . . . . . . . .-15-
         2.20.   Production and Pipeline Balances and Penalties . . . . . .-16-





                                                        Stock Purchase Agreement
                                                                        Page -i-

         2.21.    Plugging Status . . . . . . . . . . . . . . . . . . . . .-16-
         2.22.   Equipment  . . . . . . . . . . . . . . . . . . . . . . . .-16-
         2.23.   Current Commitments  . . . . . . . . . . . . . . . . . . .-16-
         2.24.   Payout Balances  . . . . . . . . . . . . . . . . . . . . .-16-
         2.25.   Title  . . . . . . . . . . . . . . . . . . . . . . . . . .-17-
         2.26.   Insurance  . . . . . . . . . . . . . . . . . . . . . . . .-17-
         2.27.   Condemnation . . . . . . . . . . . . . . . . . . . . . . .-18-
         2.28.   Bankruptcy . . . . . . . . . . . . . . . . . . . . . . . .-18-
         2.29.   No Fees  . . . . . . . . . . . . . . . . . . . . . . . . .-19-
         2.30.   PUHCA/NGA  . . . . . . . . . . . . . . . . . . . . . . . .-19-
         2.31.   Investment Company . . . . . . . . . . . . . . . . . . . .-19-
         2.32.   Section 29 Credit Wells  . . . . . . . . . . . . . . . . .-19-
         2.33.   Texas Utility Status . . . . . . . . . . . . . . . . . . .-19-
         2.34.   Actions  . . . . . . . . . . . . . . . . . . . . . . . . .-19-
         2.35.   Severance Tax Exemption  . . . . . . . . . . . . . . . . .-19-
         2.36.   Operations . . . . . . . . . . . . . . . . . . . . . . . .-20-
(a)      Operation of the Properties
(b)      Operation of the Company
         2.37.   Copies of Seismic Data . . . . . . . . . . . . . . . . . .-22-
         2.38.   Casualty Loss and Government Takings . . . . . . . . . . .-22-
         2.39.   Accuracy of Representations  . . . . . . . . . . . . . . .-22-
         2.40.   Property Ownership . . . . . . . . . . . . . . . . . . . .-22-

ARTICLE III      REPRESENTATIONS AND WARRANTIES OF BUYER
         3.01.   Organization and Good Standing . . . . . . . . . . . . . .-23-
         3.02.   Authority and Authorization of Agreement . . . . . . . . .-23-
         3.03.   Due Execution and Binding Obligation . . . . . . . . . . .-23-
         3.04.   No Violations  . . . . . . . . . . . . . . . . . . . . . .-23-
         3.05.   Actions  . . . . . . . . . . . . . . . . . . . . . . . . .-24-
         3.06.   Knowledgeable Investor . . . . . . . . . . . . . . . . . .-24-
         3.07.   Accuracy of Representations  . . . . . . . . . . . . . . .-24-
         3.08.   HSR Act  . . . . . . . . . . . . . . . . . . . . . . . . .-24-
         3.09.   Location . . . . . . . . . . . . . . . . . . . . . . . . .-24-

ARTICLE IV       ACCEPTED ENVIRONMENTAL DEFECTS; HOLD BACK FOR PROPERTY DEFECTS
         4.01.   Accepted Environmental Defects . . . . . . . . . . . . . .-24-
         4.02.   Holdback for Property Defects and Outstanding Interests  .-25-

ARTICLE V        JUDGMENT LIENS
         5.01.   Judgment Liens . . . . . . . . . . . . . . . . . . . . . .-29-
         5.02.   Security . . . . . . . . . . . . . . . . . . . . . . . . .-30-
         5.03.   Foreclosure of the Judgment Lien.  . . . . . . . . . . . .-30-

ARTICLE VI       ADDITIONAL AGREEMENTS AND COVENANTS
         6.01.   Public Announcements . . . . . . . . . . . . . . . . . . .-30-
         6.02.   Tax Agreements . . . . . . . . . . . . . . . . . . . . . .-31-
         6.03.   Buyer Transactions . . . . . . . . . . . . . . . . . . . .-32-
         6.04.   Company Records  . . . . . . . . . . . . . . . . . . . . .-32-
         6.05.   Company Obligations  . . . . . . . . . . . . . . . . . . .-33-
         6.06.   Taxes  . . . . . . . . . . . . . . . . . . . . . . . . . .-33-





                                                        Stock Purchase Agreement
                                                                       Page -ii-

         6.07.   Name Change; Use of TransTexas Name, Etc.  . . . . . . . .-35-

ARTICLE VII      CLOSING
         7.01.   Closing  . . . . . . . . . . . . . . . . . . . . . . . . .-36-
         7.02.   Seller's Closing Obligations . . . . . . . . . . . . . . .-36-
         7.03.   Buyer's Closing Obligations  . . . . . . . . . . . . . . .-38-
         7.04.   Payment of Purchase Price  . . . . . . . . . . . . . . . .-39-
         7.05.   Recording of Documents . . . . . . . . . . . . . . . . . .-40-

ARTICLE VIII     SURVIVAL
         8.01.   Survival . . . . . . . . . . . . . . . . . . . . . . . . .-40-

ARTICLE IX       LIMITATIONS
         9.01.   Disclaimer of Warranties . . . . . . . . . . . . . . . . .-40-
         9.02.   Texas Deceptive Trade Practices Act Waiver . . . . . . . .-41-
         9.03.   Damages  . . . . . . . . . . . . . . . . . . . . . . . . .-42-
         9.04.   Shares . . . . . . . . . . . . . . . . . . . . . . . . . .-42-

ARTICLE X        ALLOCATION OF LIABILITIES; INDEMNIFICATION
         10.01.  Assumption of Costs and Liabilities  . . . . . . . . . . .-43-
         10.02.  Assignment of Excluded Assets  . . . . . . . . . . . . . .-43-
         10.03.  Buyer's Indemnification  . . . . . . . . . . . . . . . . .-43-
         10.04.  Seller's Indemnification . . . . . . . . . . . . . . . . .-43-
         10.05.  Express Negligence Rule  . . . . . . . . . . . . . . . . .-44-
         10.06.  Limits on Seller's Indemnity . . . . . . . . . . . . . . .-44-
         10.07.  Third Party Claims and Obligations . . . . . . . . . . . .-44-
         10.08.  Exclusive Remedy . . . . . . . . . . . . . . . . . . . . .-45-
         10.09.  Seller's Title Warranty in Prior Conveyances . . . . . . .-45-

ARTICLE XI       MISCELLANEOUS
         11.01.  Counterparts . . . . . . . . . . . . . . . . . . . . . . .-46-
         11.02.  Governing Law  . . . . . . . . . . . . . . . . . . . . . .-46-
         11.03.  Entire Agreement . . . . . . . . . . . . . . . . . . . . .-46-
         11.04.  Expenses . . . . . . . . . . . . . . . . . . . . . . . . .-46-
         11.05.  Notices  . . . . . . . . . . . . . . . . . . . . . . . . .-47-
         11.06.  Successors and Assigns . . . . . . . . . . . . . . . . . .-48-
         11.07.  Amendments and Waivers . . . . . . . . . . . . . . . . . .-48-
         11.08.  Appendices, Schedules and Exhibits . . . . . . . . . . . .-48-
         11.09.  Interpretation . . . . . . . . . . . . . . . . . . . . . .-48-
         11.10.  Arbitration  . . . . . . . . . . . . . . . . . . . . . . .-49-
         11.11.  Agreement for the Parties' Benefit Only  . . . . . . . . .-49-
         11.12.  Severability . . . . . . . . . . . . . . . . . . . . . . .-49-
         11.13.  No Recordation . . . . . . . . . . . . . . . . . . . . . .-49-
         11.14.  Time . . . . . . . . . . . . . . . . . . . . . . . . . . .-50-
         11.15.  Further Assurances . . . . . . . . . . . . . . . . . . . .-50-
         11.16.  No Recourse  . . . . . . . . . . . . . . . . . . . . . . .-50-
         11.17.  Contribution Agreement . . . . . . . . . . . . . . . . . .-50-





                                                        Stock Purchase Agreement
                                                                      Page -iii-

SCHEDULES, EXHIBITS AND APPENDICES

SCHEDULES

Schedule 1.02             Preliminary Settlement Statement
Schedule 1.07             Excluded Assets
Schedule 1.08             Suspense Accounts
Schedule 2.04             Other Owners of Interests in Company Shares
Schedule 2.06             Financial Statements
Schedule 2.07(c)          Violations and Defaults Under Obligations
Schedule 2.08             Account Information
Schedule 2.10             Employee Information and Claims
Schedule 2.11             Tax Matters
Schedule 2.12             Employee Benefit Plans
Schedule 2.13             Contracts, Agreements and Commitments
Schedule 2.14             Litigation and Claims
Schedule 2.15             Transfer Requirements and Preference Rights
Schedule 2.16             Compliance with Laws and Permits
Schedule 2.17             Environmental Compliance
Schedule 2.19             Burdens, Taxes, Expenses and Revenues
Schedule 2.20             Production and Pipeline Balances and Penalties
Schedule 2.23             Current Commitments
Schedule 2.24             Payout Balances
Schedule 2.28(b)          Affiliates of TransAmerican
Schedule 2.28(c)          List of and Affiliates involved in Reorganization Proceedings
Schedule 2.28(g)          M&M Liens
Schedule 2.32             Section 29 Credit Wells
Schedule 2.33             Texas Utility Tariffs and Proceedings
Schedule 2.35             Severance Tax Exemption
Schedule 2.36(b)(i)       Operation of the Company
Schedule 2.36(b)(vi)      Settlements
Schedule 7.03(ix)         Parties to be paid by Buyer at Closing
Schedule 2.40             Property Ownership
Schedule 4.02             Property Defects and Outstanding Interests
Schedule I                Buyer Assumed Contracts
Schedule II               Seismic Data
Schedule III              Equipment
Schedule IV               Permits
Schedule V                Pipeline Equipment
Schedule VI               Retained Contracts


EXHIBITS

Exhibit "A"               Allocated Values
Exhibit "A-Part I"        Leases
Exhibit "A-Part II"       Wells
Exhibit "A-Part  III"     Fee Mineral and Royalty Interests
Exhibit "A-Part IV"       Surface Contracts
Exhibit "A-Part V"        Lease WI, NRI, and Allocated Values
Exhibit "B-Part I"        Pipeline Description





                                                        Stock Purchase Agreement
                                                                       Page -iv-

Exhibit "B-Part II"       Pipeline Rights-of-Way
Exhibit "B-Part III"      Excluded Systems and Equipment
Exhibit C                 Form of Special Warranty Conveyance
Exhibit D                 Form of Memorandum of Option

APPENDICES

Appendix 1                Defined Terms
Appendix 2                Hydrocarbon Valuation





                                                        Stock Purchase Agreement
                                                                        Page -v-

                            STOCK PURCHASE AGREEMENT

                 THIS STOCK PURCHASE AGREEMENT (this "Agreement") is made and entered into on this the 29th day of May, 1997 ("Closing Date"), by and between TransTexas Gas Corporation, a Delaware corporation ("Seller"), whose address is 1300 East North Belt, Suite 310, Houston, Texas 77032-2949, and First Union Bank of Connecticut, a Connecticut banking corporation, solely, subject to
Section 11.16, in its capacity as trustee ("Buyer") under the Trust Agreement ("Trust Agreement"), dated as of February 28, 1997, by and between First Intercontinental Leasing, L.P. and First Union Bank of Connecticut, whose address is 10 State House Square, Hartford, Connecticut 06103.

                                    PREAMBLE

         A. Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, all of the issued and outstanding capital stock of TransTexas Transmission Corporation, a Delaware corporation ("Company"), a wholly-owned subsidiary of Seller, upon the terms and subject to the conditions set forth in this Agreement.

         B. All capitalized terms shall have the meanings set forth in the body of this instrument or set forth on Appendix 1 attached hereto.

                 IN CONSIDERATION OF the covenants, obligations and agreements of the parties set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, for themselves and their respective successors and assigns, covenant and agree as follows:

                                   ARTICLE I

SALE AND PURCHASE OF COMMON STOCK

                 1.01. Agreement to Sell; Purchase Price. Contemporaneously with the execution and delivery hereof and subject to the terms and conditions of this Agreement, Seller is selling and conveying, and Buyer is purchasing and accepting, all issued and outstanding common stock of the Company (the "Company Shares") for a total consideration of one billion, ninety-five million, six hundred twenty-six thousand dollars ($1,095,626,000), subject to adjustment as herein provided (the "Purchase Price"), payable at Closing as herein provided.

                 1.02.    Adjustments to Purchase Price.

                 (a) Preliminary Settlement Statement. The Purchase Price paid at Closing has been determined as shown in the preliminary settlement statement attached hereto as Schedule 1.02 (the "Preliminary Settlement Statement") to reflect the adjustments set forth in this Section 1.02 and elsewhere in this Agreement. Seller and Buyer acknowledge that some items in the Preliminary Settlement Statement are estimates or otherwise subject to change in the Final Settlement Statement to be prepared pursuant to Section 1.03.

                 (b) Upward Adjustments. The Purchase Price will be increased (without





                                                        Stock Purchase Agreement
                                                                        Page -1-
duplication) by the following costs, expenses, and revenues:

                 (i) the value of all Stored Hydrocarbons and Line Pack (as set forth in and determined pursuant to Appendix 2);

                 (ii) the amount of $0, which value represents the agreed value of all expenses paid by Seller or the Company prior to the Effective Date and attributable under GAAP to the ownership or operation of the Properties, or any of them, from and after the Effective Date;

                 (iii) an amount equivalent to interest on the Purchase Price, after all upward and downward adjustments thereto as provided in this Agreement, at the Agreed Rate for the month of March, 1997;

                 (iv) an amount equal to the value (as determined pursuant to Appendix 2) of the underproduction of Hydrocarbons from the Leases, Lands, and Wells that was attributable to Company's Working Interest (and the Seller's Working Interest, if any) as of the Effective Date;

                 (v) an amount equal to the value (as determined pursuant to Appendix 2) of the Positive Pipeline Imbalances; and

                 (vi) any other increases in the Purchase Price specified in this Agreement or agreed to by the parties in writing at or prior to Closing.

                 (c) Downward Adjustments. The Purchase Price will be decreased (without duplication) by the following:

                 (i) all actual and reasonable costs and expenses, including capital expenditures, if any, paid or incurred by Buyer or its successors and assigns prior to Closing, and approved in writing by Seller, in connection with the Properties, to the extent they are attributable under GAAP to the ownership or operation of the Properties prior to 11:59 p.m., Central Daylight Savings Time, on the Closing Date (the "Closing Time"), other than those costs and expenses paid or payable pursuant to the Interim Operating Agreement;

                 (ii) the value of all Hydrocarbons produced and saved from or attributable to the Company's Net Revenue Interest (and the Seller's Working Interest, if any) from the Effective Date to 7:00 a.m., Central Daylight Savings Time, on the first day of the month following the month in which Closing occurs (the "Closing Month Accounting Time"), including all such Hydrocarbons extracted or recovered at the Exxon King Ranch Facility and the McKendrick saltwater disposal facility and, further, including in such value (and the Company's Net Revenue Interest (and the Seller's Working Interest, if any) shall not be reduced by) any Hydrocarbons sold, disposed of, or taken, or to be taken, by or on behalf of any holder of a production payment, royalty interest, or other interest or burden on the Properties under a Retained Contract, or under any other instrument the effect of which, either alone or in combination, is to cause Company's and Seller's Net Revenue Interests in any Property, in the aggregate, to be less than that set forth in Exhibits "A-Part II" and "A-Part V" (net of all production and severance taxes payable with respect thereto, and all as determined pursuant to Appendix 2);

                 (iii) the value (as determined pursuant to Appendix 2) of all liquid Hydrocarbons recovered from gas after being delivered to the Pipeline Systems and prior to redelivery to the shipper, during the period from the Effective Date to the Closing Month Accounting





                                                        Stock Purchase Agreement
                                                                        Page -2-

         Time, and including all liquid Hydrocarbons extracted or recovered therefrom at the Exxon King Ranch Facility;

                 (iv) the value (as determined pursuant to Appendix 2) of all Stored Hydrocarbons and Line Pack sold or otherwise disposed of prior to the Closing Month Accounting Time;

                 (v) any income, revenues, proceeds, and other benefits derived from the ownership, operation, or use of the Properties (including the Pipeline Systems) attributable under GAAP to the period from the Effective Date to the Closing Month Accounting Time, except income, revenues, proceeds, and other benefits derived from Pre-Closing Company Hydrocarbons;

                 (vi) an amount equal to the value (as determined pursuant to Appendix 2) of the overproduction of Hydrocarbons from the Lands, Leases, and Wells that was attributable to the Company's Working Interest (and the Seller's Working Interest, if any) as of the Effective Date;

                 (vii) an amount equal to the value (as determined pursuant to Appendix 2) of the Negative Pipeline Imbalances; and

                 (viii) any other decreases in the Purchase Price specified in this Agreement or agreed to by the parties in writing at or prior to Closing.

                 1.03.    Post-Closing Reconciliation of the Purchase Price.

                 (a) Final Settlement Statement. As soon as reasonably practicable, and in any event within 90 days after Closing, Seller will prepare and deliver to Buyer a final settlement statement for the Company containing its proposed statement of final reconciliation of the adjustments to the Purchase Price specified in Section 1.02 and elsewhere herein (including any adjustment to the amount specified in Section 1.02(b)(iii)), together with such supporting information (the "Supporting Information"), including data, calculations, and documents, as are required to verify such reconciliation (the "Final Settlement Statement"). Buyer will have ten (10) Business Days after receipt of the Final Settlement Statement in which to request any other Supporting Information reasonably necessary to evaluate the Final Settlement Statement. Seller will within ten (10) Business Days after receiving Buyer's request provide such additional Supporting Information to Buyer. Buyer will have 45 days after receiving Seller's Final Settlement Statement in which to provide Seller with its written exceptions to any items in the Final Settlement Statement that Buyer disputes in good faith, including any items Buyer disputes due to insufficient Supporting Information (whether or not Buyer had previously requested such Supporting Information); provided that items set forth in the Preliminary Settlement Statement that were disputed by Buyer and not resolved by written agreement of the parties prior to Closing shall continue to be in dispute and deemed to be included in Buyer's written exceptions. All items in the Final Settlement Statement to which Buyer does not make an exception within the 45-day review period will be deemed correct.

                 (b) Payment of Post-Closing Adjustments. Upon the resolution of or agreement to all adjustments to the Purchase Price paid at Closing, all adjustments will be offset against each other so that only one reconciliation payment is required. The party owing payment will pay the other party the net post-Closing adjustment to the Purchase Price within ten (10) days after the later of (i) expiration of Buyer's 45-day review period for the Final Settlement Statement or (ii) resolution of all disputes pursuant to
Section 1.03(c). Such payment shall include interest at the Agreed Rate from the Closing Date until paid.





                                                        Stock Purchase Agreement
                                                                        Page -3-

                 (c) Resolution of Disputed Items. After the completion and delivery of Seller's proposed Final Settlement Statement, the parties agree to negotiate in good faith to attempt to reach agreement on the amount due with respect to all disputed Purchase Price adjustments. If the parties are unable to agree on the amount due with respect to all disputed items within 60 days after Seller receives Buyer's written exceptions to the Final Settlement Statement, then either Buyer or Seller may submit the issue to Arthur Andersen L.L.P., or such other Person as the parties may agree, who shall have the power and authority to resolve all such disputes. The decision of such third party shall be final and binding upon Buyer and Seller, and is nonappealable.

                 1.04.    Revenues, Expenses, and Taxes.

                 (a) Revenues. If either party receives any revenues that belong to the other party under this Agreement, the party receiving such revenues shall promptly remit those revenues to the other party. If any such revenues are received prior to completion of the post-Closing reconciliation provided in Section 1.03 then, notwithstanding the foregoing, the payment of such amounts shall be included in such reconciliation. The party receiving revenues of the other shall promptly notify the other of such receipt but, in any event, prior to the completion of the final reconciliation if received prior to that date.

                 (b) Division of Expenses; Payment. From and after the Closing Time, the Company and Buyer shall bear and promptly pay all Assumed Obligations. From and after the Closing Time, Seller shall bear and promptly pay all Retained Liabilities. Subject to Section 10.07, either party may pay any obligation that is the responsibility of the other party under this Agreement and the party on whose behalf the obligations are paid shall promptly reimburse the other party for all costs and expenses, of whatever kind or nature, incurred in connection therewith upon receiving satisfactory evidence of such payment.

                 (c) Tax Prorations. Real and personal property taxes for the Properties shall be prorated between Buyer and Seller as of the Effective Date; provided that Buyer shall pay all such taxes attributable to the calendar year 1997 to the extent due and payable after Closing, and at Closing the Purchase Price has been decreased by Seller's share of such taxes for the period prior to the Effective Date. The actual real and personal property taxes are not known on the Closing Date, and Seller's share of such taxes was determined by using the rates and millages for the most recent year available and the assessed values for the year 1996, with appropriate adjustments for any known or anticipated changes thereto. When Buyer receives the actual tax statements for the Properties from the appropriate taxing authorities, Buyer shall deliver to Seller a copy of such statements. If the proration for Seller that would have been made using actual tax statements is different than the Purchase Price adjustment made at Closing, the party owing payment shall pay the other such difference within five (5) Business Days after receipt of such statement, unless such determination is made prior to the completion and payment of the post-Closing reconciliation under Section 1.03, in which case such payment shall be made in conjunction with such reconciliation. In no event shall the post-Closing reconciliation under Section 1.03 be delayed pending determination of the proration of taxes pursuant to this Section 1.04(c).

                 1.05. Payment Method. Unless the parties otherwise agree in writing, all payments under this Agreement will be by wire transfer in immediately available funds to an account designated by the party to receive payment.

                 1.06. Principles of Accounting. Except as otherwise provided in this Article I, the Preliminary Settlement Statement was prepared, and the Final Settlement Statement will be prepared,





                                                        Stock Purchase Agreement
                                                                        Page -4-
in accordance with GAAP.

                 1.07.  Excluded Assets.

                 The following assets which might otherwise be considered as attaching to the Properties or owned by the Company shall be excluded from the provisions of this Agreement and shall be deemed to be (without duplication) Excluded Assets: (i) the properties described in Schedule 1.07; (ii) all accounts receivable, notes receivable, cash, cash equivalents, trade credits, and general intangibles (as defined in the Texas Uniform Commercial Code) of the Company attributable under GAAP with respect to any period of time prior to the Closing Month Accounting Time, other than funds held in suspense accounts, or other similar accounts containing funds of others, and pipeline and production imbalances relating to the Properties; (iii) all claims or causes of action of the Company (A) arising from acts, omissions or events, or damage to or destruction of property, occurring prior to the Closing Time, (B) arising under or with respect to any contract affecting the Properties that would result in any Retained Liabilities (including claims for adjustments or refunds), or (C) with respect to any of the Excluded Assets; (iv) all rights and interests of the Company (A) under any policy of insurance or indemnity,
(B) under any bond, including the Finklestein Supersedeas Bond, or (C) to any insurance or condemnation proceeds or awards, to the extent arising in each case from acts, omissions, or events, or damage to or destruction of property occurring prior to the Closing Time; (v) all claims of the Company for refunds of or loss carry forwards with respect to (A) production taxes or any other taxes (other than taxes described in clauses (B) and (C) below) attributable to any period or portion thereof prior to the Closing Month Accounting Time (other than real or personal property taxes attributable to the period after the Effective Date), (B) income or franchise taxes for any period or portion thereof ending on or prior to the Closing Time, or (C) any taxes attributable to the Excluded Assets, to the extent that Seller has retained liability for such taxes pursuant to this Agreement; (vi) all amounts due and payable to Company as adjustments to insurance premiums related to the Properties; (vii) all proceeds, income and revenues attributable under GAAP to (A) the Properties for any period prior to the Closing Month Accounting Time or (B) the Excluded Assets; (viii) all documents and instruments of the Company that are protected by the attorney-client privilege; (ix) all Data that cannot continue to be owned by the Company following consummation of the transactions contemplated hereby and identified in Schedule 1.07; (x) all audit rights arising under any agreement or contract or otherwise with respect to any time period prior to the Closing Time or to any of the Excluded Assets; provided, however, that Tax audits shall be governed exclusively by Section 6.02 hereof; (xi) all notes, memorandums, agreements or reports of any consultant or other professional employed by the Company in connection with the sale of the Company; (xii) all agreements, communications and correspondence between the Seller or the Company and either Jefferies & Co., Inc. or First Union Company of North Carolina, Inc. (collectively, the "Advisor") and their respective employees, representatives or agents relating to the transactions contemplated by this Agreement; (xiii) all lists of prospective purchasers for such transactions compiled by either the Seller or the Advisor; (xiv) all bids submitted by any prospective purchasers of the Company; (xv) all analyses by Company or the Advisor of any bids submitted by any prospective purchaser; (xvi) all correspondence or communications between the Company or the Advisor and their respective employees, representatives or agents, and any prospective purchaser of the Company other than the Buyer; (xvii) all correspondence or communication between the Company and the Advisor, their respective employees, representatives or agents, regarding any or all of the bids, the prospective purchasers, the engagement of or the activities of the Advisor or any of the transactions contemplated in this Agreement; (xviii) all internal correspondence and communications of the Company with respect to the sale of the Company or any transaction contemplated in this Agreement; (xix) the Excluded Systems and Equipment and all other personal property and real property of the Company, other than the Properties and the Shares, including all office furniture, fixtures and equipment and all vehicles; (xx)





                                                        Stock Purchase Agreement
                                                                        Page -5-
all contracts and agreements not constituting part of the Properties; (xxi) all security deposits and other deposits; (xxii) all Pre-Closing Company Hydrocarbons and all liquid Hydrocarbons stored at the Exxon King Ranch
Facility on the Effective Date; and (xxiii) the Finklestein Supersedeas Bond, except to the extent any such items identified in clauses (i) through (xxi) are specifically identified in Exhibits "A-Part I" through "A-Part IV," "B-Part I," "B-Part II," and Schedules I through V.

                 1.08. Suspense Accounts. Buyer shall be responsible for the payment of the amount paid to Buyer, or its designee, at Closing pursuant to
Section 7.02(xvi) to the parties and in the amounts specified in Schedule 1.08, which amount represents the total amount of all funds held in suspense accounts of Seller and Company with respect to the Properties. Such payment obligation shall be an Assumed Obligation; provided, that, Buyer's assumption of such payment obligation shall be limited to and shall not exceed the amount paid to Buyer, or its designee, at Closing. Any Liabilities arising with respect to the withholding of such funds prior to the Closing Time, and the payment of amounts in excess of the amount paid to Buyer, or its designee, at Closing, shall constitute Retained Liabilities.

                 1.09. Pre-Closing Company Hydrocarbons. Buyer and Company have sold to Seller the Hydrocarbons attributable to the Properties for the period from the Closing Time to the end of the Closing Month Accounting Time. Notwithstanding anything herein to the contrary, Seller agrees to assume, pay and discharge, when due, all production and severance taxes and royalties payable with respect to Pre-Closing Company Hydrocarbons, and the payment of such obligations shall constitute Retained Liabilities.

                 1.10. Allocations. The value assigned to each portion of the Properties in Exhibits "A," "A-Part II," and "A-Part V" is hereafter referred to as the "Allocated Value" for that portion of the Properties.

                                   ARTICLE II

                    REPRESENTATIONS AND WARRANTIES OF SELLER

                 Seller represents and warrants to Buyer (and its successors and assigns) at and as of Closing and the Closing Time the following:

                 2.01.    Organization and Good Standing.

                 (a) Seller and Company are corporations duly organized, validly existing and in good standing under the laws of the State of Delaware, and have all requisite corporate power and authority to own and lease the properties and assets they currently own and lease and to carry on their businesses as such businesses are currently conducted. Seller and Company are duly licensed or qualified to do business as foreign corporations in the State of Texas and are in good standing in the State of Texas.

                 (b)      Seller is not a "foreign person" for the purposes of
Section 1445 or Section 7701 of the Code.

                 (c) Seller has heretofore delivered or made available to Buyer true and complete copies of the Certificates of Incorporation and Bylaws of the Company and Seller, as amended and in effect as of the Closing Date, and true and complete copies of the minute books and stock transfer books of Company and, except as previously disclosed in writing to the Buyer, the Seller.





                                                        Stock Purchase Agreement
                                                                        Page -6-

                 2.02. Authority and Authorization of Agreement. Seller has all requisite corporate power and authority to execute and deliver this Agreement, to consummate the transactions contemplated by this Agreement, and to perform all the terms and conditions of this Agreement to be performed by it. The execution and delivery of this Agreement by Seller, the performance by it of all the terms and conditions to be performed by it, and the consummation of the transactions contemplated by this Agreement have been duly and validly authorized and approved by all necessary corporate action on the part of Seller.

                 2.03. Due Execution and Binding Obligation. This Agreement, and all other documents and instruments executed and delivered by Seller hereunder, have been duly executed and delivered on behalf of Seller and constitute the legal, valid, and binding obligations of Seller, enforceable against it in accordance with their terms, except as such enforceability may be limited by bankruptcy, insolvency, or other laws relating to or affecting the enforcement of creditors' rights generally and general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law) ("Equitable Principles").

                 2.04.    Company Shares; Shares.  (a) Except as disclosed on
Schedule 2.04, the Seller holds of record and owns beneficially all of the outstanding Company Shares free and clear of any security interest, lien, option, warrant, purchase right, or other encumbrance (except as created by this Agreement and restrictions on sales of stock under applicable securities laws). By the purchase of the Company Shares pursuant to this Agreement, the Buyer has obtained good and valid title to all of the outstanding Company Shares free and clear of all security interests, liens, options, warrants, purchase rights, or other encumbrances (other than those created by, through or under Buyer and restrictions on sales of stock under applicable securities laws). The Seller is not a party to any option, warrant, purchase right, or other contract or commitment (other than this Agreement) that could require the Seller to sell, transfer, or otherwise dispose of any Company Shares. The Seller is not a party to any voting trust, proxy, or other agreement or understanding with respect to the voting of any Company Shares.

                 (b) Assuming the representations and warranties contained in Section 4.6 of the Exchange and Contribution Agreement, dated as of January 28, 1997, among Southeast Marine, Inc., Frederick A. Forster, and TransAmerican Natural Gas Corporation, were true and correct when made, as of Closing (i) the Company holds of record and owns beneficially the Shares free and clear of any security interest, lien, option, warrant, purchase right or other encumbrance, other than liens pursuant to the Pledge Agreements (as such term is defined in the Exchange and Contribution Agreement), and (ii) the Shares constitute all of the issued and outstanding shares of capital stock of Signal Capital Holdings Corporation.

                 2.05. Company Capitalization. The entire authorized capital stock of the Company consists of 100,000 Company Shares, of which 1,000 Company Shares are issued and outstanding and held beneficially and of record by the Seller. All of the issued and outstanding Company Shares have been duly authorized and are validly issued, fully paid and nonassessable and were not issued in violation of the preemptive rights of any Person. The Company does not have outstanding, and is not a party to, any convertible security, call, preemptive right, option, warrant, purchase right, or other contract or commitment that could, directly or indirectly, require the Company to sell, issue, or otherwise dispose of any Company Shares.

                 2.06.    Company Financial Statements.  Attached hereto as
Schedule 2.06 is the audited balance sheet for the Company as of January 31, 1997 (the "Balance Sheet") and unaudited proforma statements of income and cash flows for the fiscal year ended January 31, 1997 and the





                                                        Stock Purchase Agreement
                                                                        Page -7-
three months ending April 30, 1997, including the effect of the Initial Contribution Conveyances (the "Statements of Operations," and together with the Balance Sheet, the "Financial Statements"). The Financial Statements present fairly, in accordance with GAAP applied on a basis consistent with the past practices of the Seller and the Company, the financial position of the Company subject, in the case of the Statements of Operations, to normal year-end adjustments that are not in the aggregate expected to be material. Other than that the line items on the Financial Statements (and in the case of the Balance Sheet the accompanying notes) related to such matters have been prepared in accordance with GAAP, no representation or warranty is made under this Section
2.06 with respect to the title of the Company to any Property or the Shares, any pending or threatened Actions, any Plugging and Abandonment Obligations, or the existence, non-existence or effect, of any Environmental Condition, Environmental Claims, Offsite Environmental Matters, or Environmental Liabilities. Except as set forth in the schedules attached pursuant to this
Article II and the notes in the Financial Statements, there are no material contingencies or commitments of the Company that would be required to be disclosed in any note in the Financial Statements under GAAP.

                 2.07. No Violations. The execution and delivery of this Agreement by Seller does not, and the fulfillment and compliance with the terms and conditions of this Agreement and the consummation of the transactions contemplated herein do not:

                 (a) violate, conflict with, or require the consent of any Person under the articles of incorporation or bylaws of Seller;

                 (b) to Seller's knowledge, violate any provision of, or require any filing, consent, authorization, notice or approval ("Consent") under, any Law applicable to or binding upon Seller, Company, or the Properties (assuming receipt of all routine governmental consents typically received after consummation of transactions of the nature contemplated by this Agreement);

                 (c) except as disclosed on Schedule 2.07(c), violate, conflict with, result in a breach of, constitute a default under (without regard to requirements of notice or the lapse of time or both), accelerate or permit the acceleration of the performance required by, or require any Consent under (i) any mortgage, indenture, loan, credit agreement or other agreement or instrument evidencing indebtedness for borrowed money to which Seller or the Company is a party, or by which either is bound, or to which any of the Properties are subject or (ii) any lease, license, contract or other agreement or instrument to which either Seller or the Company is a party, or by which either is bound, or to which any of the Properties is subject; or

                 (d) result in the creation or imposition of any Lien upon the Company or any of the Properties.

                 2.08. Account Information. Schedule 2.08 contains an accurate list of the names and addresses of every bank and other financial institution in which Company maintains an account (whether checking, savings or otherwise), lock box or safe deposit box, and the account numbers and persons having signature authority or legal access thereto.

                 2.09. Powers of Attorney. There are no outstanding powers of attorney relating to or affecting Company.

                 2.10. Labor Matters. The Company has and has had no employees. Except as disclosed on Schedule 2.10, there are no controversies pending or, to the knowledge of the Seller or the Company, threatened, between the Seller or the Company and any of the current or former employees of the Seller performing services for the Company. Neither Seller nor the Company is





                                                        Stock Purchase Agreement
                                                                        Page -8-
a party to any collective bargaining agreement or other labor union contract applicable to employees of the Seller.

                 2.11. Tax Matters. With respect to the Company and any subsidiary of the Company, except as set forth in Schedule 2.11, (a) all reports, returns, statements (including estimated reports, returns, or statements), and other similar filings required to be filed on or before the Closing Date by the Company and any subsidiary of the Company (or the common parent of the affiliated group of which the Company is a member) with respect to any Taxes (the "Tax Returns") have been timely filed with the appropriate governmental agencies in all jurisdictions in which such Tax Returns are required to be filed; (b) the Tax Returns are true and correct in all material respects, and all Taxes reported on such returns have been paid; (c) neither the Company (or the common parent of the affiliated group of which the Company is a member) nor any subsidiary thereof has extended or waived the application of any statute of limitations of any jurisdiction regarding the assessment or collection of any Tax; (d) there are no administrative proceedings or lawsuits pending or, to the knowledge of Seller, there are no claims, assessments, levies, administrative proceedings, or lawsuits threatened against the Company or any subsidiary of the Company or Seller by any taxing authority; (e) there are no Tax liens on any of the assets of the Company or any subsidiary of the Company; and (f) no election under Section 341(f) of the Code has been made with respect to the Stock of the Company or any subsidiary of the Company. Notwithstanding anything in this Section 2.11 to the contrary, no representation or warranty is made with respect to the amount, availability, expiration, limitation or reduction of any net operating losses of the Company. Notwithstanding anything herein to the contrary, no representation or warranty is made pursuant to this Section 2.11 with respect to Signal Capital Holdings Corporation for (i) any Tax Return or Taxes for any period ending on or prior to January 28, 1997 or for any portion of a taxable period beginning before January 28, 1997 and ending after January 28, 1997 that is allocable to the portion of such period ending on January 28, 1997 in a manner consistent with
Section 6.06(c) hereof by substituting therein January 28, 1997 for the Closing Date, and (ii) any extension, waiver or election made, or any administrative proceeding or lawsuit or Tax lien arising, on or before January 28, 1997.

                 2.12.    Employee Benefit Plans.

                 (a) List of Plans. Schedule 2.12 sets forth all employee benefit plans (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) and all bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance, vacation or other benefit plans, programs or arrangements, with respect to which the Seller or any member of the Seller's controlled group (within the meaning of Section 414(b), (c) or (m) of the Internal Revenue Code of 1986, as amended (the "Code")) ("ERISA Affiliates") has any obligation or which are maintained, contributed to or sponsored by the Seller or any ERISA Affiliates for the benefit or any current employee, officer or director of the Seller or any former employee of the Seller, regardless of whether such plans, programs or arrangements are being assumed by the Buyer (the plans, programs, arrangements, contracts and agreements described above being the "Employee Plans"). Except as disclosed in Schedule 2.12, each Employee Plan is in writing and the Seller has previously made available to the Buyer a true and complete copy of each Employee Plan.

                 (b) Types of Plans. None of the Employee Plans is (i) subject to Title IV of ERISA, (ii) a multi- employer plan (within the meaning of Section 3(37) or 4001(a)(3) of ERISA), or (iii) a voluntary employees beneficiary association ("VEBA") (within the meaning of Section 501(c)(9) of the Code). Except as disclosed on Schedule 2.12, no Employee Plan will cause the Company to incur liability for severance pay as a result of the consummation of the transactions described in this Agreement. Except as disclosed on Schedule 2.12, no Employee Plan provides for





                                                        Stock Purchase Agreement
                                                                        Page -9-
post-retirement medical coverage, or medical coverage after termination of employment except as provided under Section 4980(B) of the Code, and no representations, agreements, covenants or commitments to provide such coverage have been made by the Seller.

                 (c) Compliance. Each Employee Plan which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service ("IRS") that it is so qualified, and each related trust which is intended to be exempt from federal income tax pursuant to Section 501(a) of the Code has received a determination letter from the IRS that it is so exempt, and no fact or event has occurred since the date of such determination letter that could reasonably be expected to adversely affect such qualification or exemption, as the case may be. Each Employee Plan is now and had been operated in all material respects in accordance with the requirements of all applicable laws, including, without limitation, ERISA and the Code.

                 (d) Penalties. With respect to each Employee Plan, neither the Seller nor any ERISA Affiliate is currently liable for any material tax arising under Section 4971, 4972, 4975, 4979, 4980, or 4980B of the Code, and no fact or event exist which could reasonably give rise to any such liability.

                 2.13. Contracts. Schedule I sets forth all of the contracts and agreements (excluding Leases, Surface Contracts, and Pipeline Rights-of-Way) material to the ownership, operation, development, maintenance or use of any of the Properties as currently owned and operated by the Company.
Schedule 2.13 sets forth all of the following contracts, agreements, and commitments (excluding Leases, Surface Contracts, and Pipeline Rights-of-Way) to which any of the Properties are bound: (i) any agreement with any TransTexas Entity or any Affiliate thereof that has not been released; (ii) any agreement or contract for the sale, exchange, or other disposition of Hydrocarbons produced from or attributable to Company's or any TransTexas Entity's interest in the Leases that is not cancelable without penalty or other material payment on not more than 60 days prior written notice; (iii) any agreement of or binding upon Company or any TransTexas Entity to sell, lease, farmout, or otherwise dispose of any interest in any of the Properties, other than conventional rights of reassignment arising in connection with the Company's surrender or release of any of the Properties; (iv) any tax partnership agreement of or binding upon Company or any TransTexas Entity affecting any of the Properties; (v) any operating agreement to which any of the Properties are subject; (vi) any contract that will require the Company to expend after Closing more than $10,000 in any year in connection with any of the Properties;
(vii) any contract that relates to the Properties that contains an indemnity with respect to environmental and health and safety matters; (viii) any hedge, exchange, swap, option to purchase, or call on the Hydrocarbons produced from or attributable to Company's or any TransTexas Entity's interest in the Lands, Leases, and Wells; (ix) any contract relating to the Properties that is not assignable by its terms; (x) all materials identified in clauses (ii), (iii), or (iv) of the definition of Data that are subject to confidentiality or other agreements limiting the disclosure or transferability of such Data; (xi) any lease, title retention agreement, or security interest affecting any of the Equipment or Pipeline Equipment; and (xii) any deed of trust, mortgage, security agreement, financing statement, security instrument, production payment, net profits interest, or other similar interests or burdens encumbering the Properties or any of them. Seller has furnished or made available to Buyer true and correct copies of all such contracts and agreements, as amended and in effect as of the Closing Date.

                 2.14.    Litigation and Claims.  Except as set forth on
Schedule 2.14, (a) no claim, demand, filing (including lis pendens filings and abstracts of judgment), investigation, proceeding, action, suit, or other legal proceeding of any kind or nature (including any take-or-pay claims) is pending or, to Seller's or any TransTexas Entity's knowledge, is or has been threatened with respect





                                                        Stock Purchase Agreement
                                                                       Page -10-
to the Properties, the Company, or the Seller (with respect to any of the Properties or the Company), or any of them, or the ownership, operation, development, maintenance, or use of any thereof, (b) neither Seller nor any TransTexas Entity is aware of any facts, conditions or circumstances in connection with, related to, or associated with the Properties (or the ownership, operation, development, maintenance, or use of any thereof), the Company, or the Seller (with respect to any of the Properties or the Company), that could reasonably be expected to give rise to any such claim, demand, filing, investigation, proceeding, action, suit, or other legal proceeding, and
(c) no notice from any Governmental Authority or any other Person has been received by Company or any TransTexas Entity (i) claiming any violation, repudiation, or termination, in whole or in part, of any of the Properties or any violation of any Law with respect to the Properties (including any such Law concerning the conservation of natural resources) or (ii) requiring, or calling attention to the need for, any work, repairs, construction, alterations, installations, remediation, response, removal or abatement actions, restoration, investigation or monitoring of, on, in, under, in connection with, or related to the Properties or the ownership, operation, development, maintenance, or use of any thereof, which matters, all or in part, remain outstanding and unresolved to the satisfaction of the sender of such notice. Notwithstanding anything in this Section to the contrary, no warranty or representation is given in this Section as to any Environmental Claim, Environmental Liability, or Environmental Law.

                 2.15.    Transfer Requirements and Preference Rights.
Schedule 2.15 contains a complete and accurate list of all Preference Rights and Transfer Requirements. With respect to (i) all conveyances, assignments, and transfers of all or any of the Properties to, between, or among any of the TransTexas Entities, (ii) the transactions contemplated hereby, and (iii) the transactions contemplated by the Asset Purchase and Sale Agreement, all Transfer Requirements have been made, obtained, waived, or otherwise satisfied, and all Preference Rights have been waived by the lawful holder thereof, or expired after due notice to the holder without exercise during the time period in which such rights were required to be exercised.

                 2.16. Compliance with Laws and Permits. Except as disclosed on Schedule 2.16, (a) the Properties have been and currently are operated, and the Company, the TransTexas Entities (to the extent they relate to the Properties), and the Properties are, in substantial compliance with the provisions and requirements of all Laws of all Governmental Authorities having jurisdiction with respect to such parties, the Properties, or the ownership, operation, development, maintenance, or use of any thereof, (b) all necessary franchises, permits, licenses, approvals, consents, certificates (including certificates of public convenience and necessity), and other rights and authorizations of any kind or nature with regard to the ownership, operation, development, maintenance, or use of the Properties, or any of them, have been obtained and maintained in effect, and no violations exist in respect of any thereof, and (c) to Seller's knowledge, there are no facts, conditions or circumstances in connection with, related to or associated with the Properties or the ownership, operation, or use of any thereof that could reasonably be expected to give rise to any claim or assertion that the TransTexas Entities (with respect to the Properties) or the Properties, or the ownership, operation, development, maintenance, or use of any thereof, is not in substantial compliance with any applicable Law or with any term or conditions of any applicable franchise, servitude, permit, license, approval, consent, certificate or other authorization. Notwithstanding anything in this Section to the contrary, no warranty or representation is given in this Section as to any Environmental Claim, Environmental Permit, Environmental Liability, or Environmental Law.

                 2.17.    Environmental Compliance. Except as set forth on
Schedule 2.17, (a) all environmental and health and safety permits, licenses, approvals, consents, certificates and other authorizations of any kind or nature ("Environmental Permits") necessary for the ownership, operation, development, maintenance, or use of any of the Properties have been obtained and





                                                        Stock Purchase Agreement
                                                                       Page -11-
maintained in effect, (b) the Seller, Company, and the Properties, and the ownership, operation, development, maintenance, and use thereof, are in compliance with all Environmental Laws and with all terms and conditions of all Environmental Permits, and all prior instances of non-compliance have been fully and finally resolved to the satisfaction of all Governmental Authorities with jurisdiction over such matters, (c) neither the Company, Seller, nor the Properties, or the ownership, operation, development, maintenance, or use thereof, is subject to any Environmental Claim or Environmental Liabilities arising from, based upon, associated with or related in any way to the Properties or the ownership, operation, or use of any thereof, (d) neither Company nor any TransTexas Entity has received any notice of any Environmental Claim, Environmental Liabilities or any violation or noncompliance with any Environmental Law or the terms or conditions of any Environmental Permit, arising from, based upon, associated with or related in any way to the Properties or the ownership, operation, development, maintenance, or use of any thereof, (e) no Hazardous Materials are present, or have been disposed of (onsite or offsite), released, migrated or transported to or from, or have escaped on, in, from, under or in connection with the Properties, or the ownership, operation, development, maintenance, or use of any thereof, such as to cause a condition or circumstance that could reasonably be expected to result in a violation of or liability pursuant to any Environmental Law, and
(f) neither Seller nor any TransTexas Entity is aware of any facts, conditions, or circumstances in connection with, related to, or associated with the Properties, or any of them, or the ownership, operation, development, maintenance, or use of any thereof, that could reasonably be expected to give rise to an assertion that Seller, Company, or the Properties, or the ownership, operation, or use thereof, are not in substantial compliance with Environmental Laws or the terms or conditions of any Environmental Permit, or have any liability pursuant to any Environmental Law. Notwithstanding anything herein to the contrary, Seller makes no representation or warranty relating to any Environmental Liability, Environmental Claim, Environmental Permits, or Environmental Conditions arising out of or related to any Future Laws.

                 2.18. Status of Contracts. Neither Company, nor any TransTexas Entity, nor, to the knowledge of Seller or any TransTexas Entity, any other party to or bound by any Lease, Surface Contract, Contract, Pipeline Right- of-Way, or other agreement to which any of the Properties or the Company are bound (a) is in breach of or default, or with the lapse of time or the giving of notice, or both, would be in breach or default, with respect to any of its obligations thereunder, to the extent that such breaches or defaults have an adverse impact on any of the Properties or (b) has given or, to the knowledge of Seller or any TransTexas Entity, has threatened to give notice of any default under, or made inquiry into any possible default under, or action to alter, terminate, rescind or procure a judicial reformation of any Lease, Surface Contract, Contract, Pipeline Right-of-Way, or other agreement.

                 2.19. Burdens, Taxes, Expenses, and Revenues. Except as set forth on Schedule 2.19, (a) all rentals, royalties, excess royalty, overriding royalty interests, production payments, and other payments due and/or payable on or prior to the Closing Time under or with respect to the Wells and Leases, and the Hydrocarbons produced therefrom or attributable thereto, have been properly and timely paid, (b) all rentals, payments, and obligations due and payable or performable on or prior to the Closing Time under or on account of any of the Properties have been duly paid, performed, or provided for prior to the Closing Time, (c) all ad valorem, property, production, transportation, sales, gross receipts, excise, use, severance, employee, income, franchise and other taxes, including taxes based on or measured by the ownership or operation of the Properties or the production of Hydrocarbons from the Wells and Leases, as well as all assessments and other governmental charges, penalties, interest and fines, which have become due and payable on or prior to the Closing Time with respect to the Properties, or the Company's or any TransTexas Entity's ownership or operation thereof, or which have been collected by Company or any TransTexas Entity in connection with the Properties on behalf of some governmental entity, have been properly paid prior to becoming





                                                        Stock Purchase Agreement
                                                                       Page -12-
delinquent, and all returns and reports with respect to such matters have been duly and timely filed, (d) all costs, expenses, and liabilities payable on or prior to the Closing Time under the terms of the Contracts and any other agreement to which any of the Properties or the Company are bound have been properly and timely paid, except for such expenses as are being currently paid prior to delinquency in the ordinary course of business, and (e) neither
Seller, Company, nor any other TransTexas Entity is obligated under any contract or agreement for the sale of gas containing a take-or-pay, advance payment, prepayment, or similar provision, or under any gathering, transmission, or any other contract or agreement with respect to any of the Properties (i) to pay for and take any gas if the purchase of such gas becomes unprofitable, (ii) to gather, deliver, process, or transport any gas without then receiving full payment therefor, or (iii) to transport gas at rates less than seventeen cents ($0.17) per thousand cubic feet.

                 2.20.    Production and Pipeline Balances and Penalties.
Schedule 2.20 accurately sets forth all pipeline and production imbalances and penalties as of the Effective Date arising with respect to the Properties. Except as disclosed in Schedule 2.20, (a) no purchaser is entitled to "make-up" or otherwise take or receive deliveries of Hydrocarbons attributable to Company's interest in the Wells and Leases without paying at the time of such deliveries the full contract price therefor, (b) no Person is entitled to receive any portion of the Company Hydrocarbons or to receive cash or other payments to "balance" any disproportionate allocation of Hydrocarbons produced from the Lands, Wells and Leases under any operating agreement, gas balancing or storage agreement, gas processing or dehydration agreement, gas transportation agreement, gas purchase agreement, or other agreements, whether similar or dissimilar, (c) Company is not obligated to deliver any quantities of gas, or to pay any penalties or other amounts, in connection with the violation of any of the terms of any gas transportation contract or other agreement with shippers, (d) no claim, notice, or order from any Governmental Authority has been received by Seller or by any other TransTexas Entity due to Hydrocarbon production from the Properties being in excess of allowables or similar violations which could result in curtailment of Hydrocarbon production from the Properties after Closing; and (e) neither Company nor any TransTexas Entity is obligated to pay any penalties or other payments under any gas transportation or other agreement as a result of the delivery of quantities of gas from the Wells in excess of the contract requirements.

                 2.21. Plugging Status. There are no wells on the Lands that have been permanently plugged and abandoned, but have not been plugged in accordance in all material respects with all applicable requirements of each regulatory authority having jurisdiction over the Properties.

                 2.22. Equipment. The Equipment, Pipeline Systems, and Pipeline Equipment have been maintained in a state of repair so as to be adequate for normal operations by Company. Except as set forth above, Seller makes no warranty, either, express, implied or statutory, with respect to the condition of the Equipment, Pipeline Systems, and Pipeline Equipment, and same are being conveyed "AS IS," "WHERE IS," and "WITH ALL FAULTS." Buyer has made such inspections of the Equipment, Pipeline Systems, and Pipeline Equipment as it deems appropriate and is satisfied as to such equipment's condition.

                 2.23. Current Commitments. Schedule 2.23 contains a true and complete list as of the Closing Date of all oral or written commitments for capital expenditures of more than $50,000 with respect to any of the Properties for which all of the activities anticipated in such commitments have not been completed by the Closing Date, other than those commitments approved under the Interim Operating Agreement. Except for those set forth in Schedule 2.23, or authorized under the Interim Operating Agreement and to which Seller has provided written notice to Buyer, as of Closing there are no oral or written commitments for capital expenditures with respect to the Properties.

                 2.24. Payout Balances. Schedule 2.24 contains a complete and accurate list of the





                                                        Stock Purchase Agreement
                                                                       Page -13-
status of any "payout" balance, as of the Effective Date, for each Well and Lease that is subject to a reversion or other adjustment at some level of cost recovery or payout (or passage of time or other event, other than cessation of production).

                 2.25.    Title.

                 (a) Except as set forth on Schedule 4.02, all of the Leases, Surface Contracts, Contracts, and Pipeline Rights-of-Way are valid, subsisting and in full force and effect, and, with respect to the Leases, such Leases burden and apply to all the Lands, and the Company's undivided interest in each Lease (or tract within such Lease) is not less than that necessary to aggregate the figure set forth under the column "Company Net Acres" in Exhibit "A-Part V" with respect to such Lease or tract.

                 (b) Company has good and indefeasible title to, and is possessed in, all of the Leases and Wells, free of all Liens, other than Permitted Encumbrances, necessary for Company to receive from the Wells and all other wells to be located on the Lands, no less than the Net Revenue Interests attributable thereto in Exhibits "A-Part II" and "A-Part V," without reduction, suspension, or termination throughout the productive life of each such Lease, Well, and well. The Company's Working Interest in any Lands, Lease or Well does not exceed that attributable thereto in Exhibits "A-Part II" and "A-Part V," without a corresponding and proportional increase in the Company's Net Revenue Interests applicable thereto.

                 (c) Company has good and indefeasible title to, and is possessed in, the Properties (other than the Lands, Leases and Wells) free of all Liens, other than Permitted Encumbrances; provided, that Seller's warranty of title with respect to (i) the Data, Equipment, Permits, Pipeline Equipment, Surface Contracts, and Pipeline Rights-of-Way shall only apply to the Properties identified in Schedules II, III, IV, V, Exhibit "A-Part IV," and Exhibit "B-Part II," respectively, and (ii) the Pipeline Systems shall only apply to the pipelines and gathering systems described in clause (a) of the definition of Pipeline Systems. Where so indicated in the applicable Schedule or Exhibit, the Company's title shall be limited to a leasehold estate.

                 (d) The Pipeline Rights-of-Way and Leases purport to be from the owners of the land covered thereby and purport to grant to Company, and its successors and assigns, (or to Company's predecessor(s)-in-interest, and its and their successors and assigns) the right to own, construct, operate and maintain the Pipeline Systems in, over, under and across such land in its current manner.

                 2.26. Insurance. No notice has been received from any insurance company that has issued a policy insuring Company or any TransTexas Entity with respect to any portion of the Properties (or Company's or any TransTexas Entities' business relating thereto), or any board of fire underwriters (or other body exercising similar functions) claiming any defects or deficiencies, requiring the performance of any material repairs, replacements, alterations or other work, or requiring any changes in Company's or any TransTexas Entity's operations with respect to the Properties. Seller shall be entitled to the refund of any premiums resulting from the termination of Company's insurance as of Closing, except to the extent of the refund of any premium paid by Buyer or Conoco under the Interim Operating Agreement.

                 2.27. Condemnation. Neither Seller nor any TransTexas Entity has any knowledge or notice of any actual or threatened taking (whether permanent, temporary, whole or partial) of any part of the Properties by reason of condemnation or the threat of condemnation.





                                                        Stock Purchase Agreement
                                                                       Page -14-

                 2.28. Bankruptcy. (a) There are no bankruptcy, reorganization, or arrangement proceedings pending, being contemplated by or, to Seller's knowledge, threatened against Company, Seller, or any other TransTexas Entity.

                 (b) Attached as Schedule 2.28(b) is a list of each current and former (whether by dissolution, merger, sale, or otherwise) Affiliate of TransAmerican, and the current Affiliates listed on Schedule 2.28(b) are all of the current Affiliates of TransAmerican.

                 (c) Attached as Schedule 2.28(c) is a list of every current or former (whether by dissolution, merger or sale) Affiliate of TransAmerican as to which a voluntary or involuntary petition for bankruptcy protection under the Bankruptcy Act or Bankruptcy Code has been filed subsequent to 1980, together with the court in which such petition was filed, the date on which it was filed and if a plan of arrangement or reorganization (each, a "Plan," and, collectively, the "Plans") was approved, the date of confirmation, and consummation of such Plan.

                 (d) The Seller has provided the Buyer with a copy of each Plan referenced in the immediately preceding paragraph.

                 (e) Each claim asserted against the debtors in the proceedings listed on Schedule 2.28(c) has been resolved by (i) payment in full pursuant to the terms of the Plan, (ii) a final nonappealable order disallowing such claim, or (iii) a settlement of such claim approved by the bankruptcy court having jurisdiction over such claim in a final, nonappealable order, or is otherwise unenforceable.

                 (f) Except to the extent set forth on Schedule 2.14, no Action has been filed, alleged, or asserted under the Texas Uniform Fraudulent Transfer Act or under any other similar statute of Texas or any other state in connection with any transfer of any interest in the Properties, or any of them, from any TransTexas Entity to another TransTexas Entity.

                 (g) Except as set forth in Schedule 2.28(g), all mechanics and materialmen's liens asserted against the debtors in the proceedings listed on Schedule 2.28(c) or arising prior to the consummation of the Plans have been paid in full and satisfied or are otherwise unenforceable.

                 2.29. No Fees. No broker, finder, or other party is entitled to any fee, or to any commission, based in any way on agreements, arrangements, or understandings made by or on behalf of Seller or any TransTexas Entity for which Buyer shall be directly or indirectly liable.

                 2.30.    PUHCA/NGA.  Neither Seller nor any TransTexas Entity
(a) is a "holding company," or a "subsidiary company" of a "holding company," or an "affiliate" of a "holding company," or an "affiliate" of a "subsidiary" of a "holding company," or a "public-utility company" within the meaning of the Public Utility Holding Company Act of 1935, as amended, and (b) is subject in any respect to the provisions of said act. No Consent is required in connection with the transactions contemplated hereby under the Natural Gas Policy Act of 1978, as amended. Neither Seller nor any TransTexas Entity is an interstate pipeline company within the meaning of the Natural Gas Act of 1938.

                 2.31. Investment Company. Neither Seller nor any TransTexas Entity (a) is an investment company or a company controlled by an investment company within the meaning of the Investment Company Act of 1940, as amended and (b) is subject in any respect to the provisions of





                                                        Stock Purchase Agreement
                                                                       Page -15-
said act.

                 2.32. Section 29 Credit Wells. Schedule 2.32 accurately sets forth with respect to each Well identified thereon, (a) the spud date, (b) the date each Well was drilled to its total depth, (c) the zone in which each Well was completed, and (d) the date and docket number for Railroad Commission of Texas certification of the Well as a tight formation well under the Natural Gas Policy Act of 1978.

                 2.33. Texas Utility Status. Certain of the Pipeline Assets include transmission pipelines that are subject to regulation as a "gas utility" by the Railroad Commission of Texas pursuant to the Cox Act, Texas Revised Civil Statutes, Art. 6050, et seq., and the Gas Utility Regulatory Act, Texas Revised Civil Statutes, Art. 1446e. Schedule 2.33 accurately sets forth a list of all tariffs, rate schedules and other similar pending or approved rate filings of the Company on file with the Railroad Commission of Texas. The Company has complied in all material respects with all orders, rules and regulations of the Railroad Commission of Texas, including all filing, reporting and similar requirements.

                 2.34. Actions. There is no Action pending, or to the knowledge of Seller, threatened against Seller or its subsidiaries or Affiliates, or any of their respective properties, that might delay, prevent, or hinder the consummation of the transactions contemplated by this Agreement.

                 2.35. Severance Tax Exemption. Company has made all filings, obtained all necessary certificates from Governmental Authorities, and performed such other acts as necessary to obtain and qualify for, or to apply for a refund of excess taxes paid under, the high-cost gas severance tax exemption or tax reduction under Section 201.057 of the Texas Tax Code for all Wells set forth on Schedule 2.35.

                 2.36. Operations. Since January 31, 1997 Seller has caused the Company to operate the Properties in the ordinary course of business consistent with past practice. Without limiting the generality of the foregoing, since January 31, 1997 Seller has not caused or permitted the Company to do any of the following:

                 (a)      Operation of the Properties.

                 (i) waive any material right relating to any of the Properties that would not be waived by a reasonably prudent operator;

                 (ii) release or abandon any of the Properties without Buyer's prior written consent, except in the ordinary course of business;

                 (iii) convey, farmout, or otherwise dispose of any interest in the Properties or any part thereof except in the ordinary course of business;

                 (iv) engage in any material operation, or series of related operations, on any Properties that Seller or Company has not previously committed to and that may be expected to cost Company in the aggregate in excess of $50,000 (except for emergency operations, in which case Seller will promptly notify Buyer of such operations), except as provided in the Interim Operating Agreement;

                 (v) except in the ordinary course of business and consistent with past practices, enter into, assign, terminate or amend, in any material respect, any Contract or any other





                                                        Stock Purchase Agreement
                                                                       Page -16-
         contract or agreement by which the Properties are bound; or

                 (vi) commit itself to do any of the foregoing; provided however, that nothing contained in this Section 2.36(a) or elsewhere in this Agreement will limit the rights of Seller to produce, consume and sell Hydrocarbons produced from or attributable to the Properties or insignificant amounts of personal property in the ordinary course of business and to comply with applicable Law.

                 (b)      Operation of the Company.

                 (i) except as set forth on Schedule 2.36(b)(i), declare or pay any dividends, or make any distributions, in respect of, or issue any of, its equity securities or securities convertible into its equity securities, or repurchase, redeem or otherwise acquire any such securities or make or propose to make any other change in its capitalization;

                 (ii) merge into or with or consolidate with any other corporation or other business entity or acquire all or substantially all of the business or assets of any corporation or other Person;

                 (iii) make any change in its articles of incorporation or bylaws;

                 (iv) purchase any securities of any corporation or other Person, except for investments made in the ordinary course of business and consistent with prior practices;

                 (v) take any action or enter into any commitment with respect to or in contemplation of any liquidation, dissolution, recapitalization, reorganization or other winding up of its business or operations;

                 (vi) except as set forth in Schedule 2.36(b)(vi), enter into any settlement of any pending or threatened Action, unless the settlement involves the payment of money damages by Company of not more than $50,000 (other than on account of any insurance deductible of $50,000 or less) and does not impose an injunction or similar equitable relief upon the Company or materially impair the Company's defense of any other Action then pending or threatened against the Company of which the Company has knowledge;

                 (vii) change its accounting policies or practices (including any change in depreciation or amortization policies), except as required under GAAP;

                 (viii) enter into any employment agreement not terminable at will;

                 (ix) create or change any employee benefit plans (within the meaning of section 3(3) of ERISA) or any other employee benefit plan or program not subject to ERISA, established, contributed to, or maintained by the Seller in which employees who perform services for the Company participate, except as required by Law;

                 (x) incur, guarantee or otherwise assume liability in respect of any indebtedness for money borrowed in excess of $100,000, in the aggregate;

                 (xi) disclose any secret or confidential intellectual property (except by way of issuance of a patent) or permit to lapse or go abandoned any intellectual property (or any registration or grant thereof or any application relating thereto) to which, or under which, the





                                                        Stock Purchase Agreement
                                                                       Page -17-

         Company has any right, title, interest, or license;

                 (xii) make any express or deemed election or settle or compromise any liability, with respect to Taxes of the Seller or the Company;

                 (xiii) agree, whether in writing or otherwise, to take any of the actions specified in this Section 2.36(b)or grant any options to purchase, rights of first refusal, rights of first offer or any other similar rights or commitments with respect to any of the actions specified in this Section 2.36(b), except as expressly contemplated by this Agreement;

                 (xiv) operate the Pipeline Assets in any manner, or take any action or fail to take any action with respect to such facilities, which materially increases the scope or expense of federal or state regulation; or

                 (xv)     other than the payment of dividends set forth on
         Schedule 2.36(b)(i), transferred, encumbered, or disposed of, or entered into any contract affecting, any of the assets of Capital Signal Holdings Corporation, and Capital Signal Holdings Corporation has not entered into any contracts; provided, however, that this clause (xv) shall apply to any action taken since January 28, 1997.

                 2.37. Copies of Seismic Data. The Seller has not made or retained any copies of the Data identified in clause (iv) of the definition of such term.

                 2.38. Casualty Loss and Government Takings. Since January 31, 1997, none of the Properties have been damaged or destroyed by fire, flood, storm, or casualty, or taken under the right of eminent domain, and no proceedings for such purposes are pending or, to Seller's, Company's, or any TransTexas Entity's knowledge have been threatened.

                 2.39. Accuracy of Representations. No representation or warranty by Seller in this Agreement, or in the documents delivered by Seller at Closing pursuant to Sections 7.02(iv) and (ix), contains an untrue statement of a material fact or omits to state a material fact necessary to make the statements contained in any such representation or warranty, in light of the circumstances under which it was made, not misleading. Seller has not intentionally failed to disclose to Buyer or its representative, Conoco, any fact known to Seller or to any other TransTexas Entity that materially and adversely affects (or may materially and adversely affect) the ownership, operation, development, or use of any portion of the Properties, except as to facts and matters expressly disclaimed by Seller in this Agreement or other facts and matters generally affecting the United States oil and gas and gas transportation industries. Seller shall have the burden of proof to demonstrate that Seller disclosed any allegedly undisclosed fact or, if such fact was not disclosed, that such failure to disclose was not intentional.

                 2.40.    Property Ownership.  Except as disclosed on Schedule
2.40 or with respect to the Company's interest in the Properties and the Excluded Assets, no TransTexas Entity or any family member, or any Affiliate of any family member, of John R. Stanley owns any mineral, royalty, or leasehold interest, or any right or option to acquire any such mineral, royalty, or leasehold interest, in the Lands. Except as disclosed on Schedule 2.40 or with respect to the Company's interest in the Pipeline Assets, no TransTexas Entity or any family member, or any Affiliate of any family member, of John R. Stanley owns any interest in any gathering systems and pipelines in Webb, Zapata, Jim Hogg, Duval, Jim Wells, and Nueces Counties, Texas, other than the Excluded Systems and Equipment.





                                                        Stock Purchase Agreement
                                                                       Page -18-

                                  ARTICLE III

                    REPRESENTATIONS AND WARRANTIES OF BUYER

                 Buyer represents and warrants to Seller at and as of Closing and the Closing Time the following:

                 3.01. Organization and Good Standing. First Union Bank of Connecticut is a banking corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of creation. Buyer has heretofore delivered or made available to Seller true and correct copies of the Trust Agreement.

                 3.02. Authority and Authorization of Agreement. First Union Bank of Connecticut has all requisite corporate power and authority to execute and deliver the Trust Agreement, and acting pursuant thereto, to execute and deliver this Agreement, to consummate the transactions contemplated by this Agreement and to perform all the terms and conditions of this Agreement to be performed by it. The execution and delivery of this Agreement by Buyer, the performance by Buyer of all the terms and conditions to be performed by it and the consummation of the transactions contemplated by this Agreement have been duly and validly authorized and approved by all necessary action on the part of Buyer.

                 3.03. Due Execution and Binding Obligation. This Agreement, and all other documents and instruments required to be executed and delivered by Buyer hereunder, have been duly executed and delivered by Buyer and constitute the legal, valid, and binding obligation of Buyer and the Trust, enforceable against them in accordance with their terms, except as such enforceability may be limited by Equitable Principles.

                 3.04. No Violations. This Agreement and its execution and delivery by Buyer does not, and the fulfillment and compliance with the terms and conditions of this Agreement and the consummation of the transactions contemplated herein do not:

                 (a) conflict with, or require the consent of any Person under the bylaws or certificate of incorporation of First Union Bank of Connecticut, or the Trust Agreement;

                 (b) to Buyer's knowledge, violate any provision of, or require any Consent under, any Law applicable to or binding upon Buyer or the Trust (assuming receipt of all routine governmental consents typically received after consummation of transactions of the nature contemplated by this Agreement); or

                 (c) to Buyer's knowledge, violate, conflict with, result in a breach of, constitute a default under (without regard to requirements of notice or the lapse of time or both), accelerate or permit the acceleration of the performance required by, or require any consent, authorization or approval under, (i) any mortgage, indenture, loan, credit agreement or other agreement or instrument evidencing indebtedness for borrowed money to which Buyer or the Trust is a party or by which Buyer or the Trust is bound or to which any of their properties is subject or (ii) any lease, license, contract or other agreement or instrument to which Buyer or the Trust is a party or by which either is bound or to which any of their properties are subject.

                 3.05. Actions. There is no Action pending, or to the knowledge of Buyer, threatened against Buyer or its subsidiaries or any of their respective properties that might delay, prevent or hinder the consummation of the transactions contemplated by this Agreement.





                                                        Stock Purchase Agreement
                                                                       Page -19-

                 3.06. Knowledgeable Investor. Buyer is not acquiring the Company Shares with intent of participating in a distribution and will not sell, transfer, lease or otherwise convey in any manner, in whole or in part, the Company Shares without the necessary registration, or exemptions therefrom, under applicable federal and state securities laws. The Buyer is sophisticated in financial matters and is able to evaluate the risks inherent in purchasing the Company Shares, and is capable of bearing the economic loss of its entire investment.

                 3.07. Accuracy of Representations. No representation or warranty by Buyer in this Agreement or in the officer's certificate delivered pursuant to Section 7.03(a)(n), contains an untrue statement of a material fact or omits to state a material fact necessary to make the statements contained in any such representation or warranty, in light of the circumstances under which it was made, not misleading.

                 3.08. HSR Act. For purposes of the HSR Act, (a) the Buyer is a newly formed entity which is its own "ultimate parent entity" and (b) the Buyer has less than $10,000,000 of assets, as calculated in accordance with section 801.11(e)(i) of the HSR Rules and, as a result, the sale of the Company Shares as contemplated by this Agreement does not require a filing under the HSR Act because the "size of the person test" is not met.

                 3.09. Location. The location of the day to day operations of Buyer, the Trust, and First Intercontinental Leasing, L.P., a Delaware limited partnership, is and will be in the foreseeable future outside of the State of Texas.

                                   ARTICLE IV

                        ACCEPTED ENVIRONMENTAL DEFECTS;
                         HOLD BACK FOR PROPERTY DEFECTS

                 4.01. Accepted Environmental Defects. Notwithstanding anything in this Agreement to the contrary, in no event shall Seller have any liability hereunder to Remediate any Accepted Environmental Defect. After Closing, Buyer shall Remediate all Accepted Environmental Defects, to the extent not Remediated by Seller before Closing, and Buyer's Remediation obligation under this Section 4.01, and all Environmental Liabilities proximately caused by Buyer's Remediation of an Accepted Environmental Defect or failure to so Remediate, shall be an Assumed Obligation. In no event shall Buyer be deemed to have assumed any Liability with respect to an Accepted Environmental Defect other than as set forth above.

                 4.02. Holdback for Property Defects and Outstanding Interests. (a) At Closing certain Properties, or portions thereof (the "Affected Properties"), were subject to certain uncured defects and deficiencies (the "Property Defects") and, subject to the provisions of this
Section 4.02, such Affected Properties were retained by the Company and not conveyed to Seller pursuant to the Excluded Asset Conveyance, and the portion of the Purchase Price attributable to the Value of such Property Defects was not paid at Closing. Further, at Closing Seller was engaged in acquiring certain renewal leases, rights-of-way, and other interests in lands and leases (the "Outstanding Interests") but was unable to complete such acquisitions prior to Closing. In order to permit the parties to proceed to Closing, Buyer and Seller have agreed to permit Seller a period of time following Closing in which to remedy such Property Defects and to complete the acquisition of the Outstanding Interests. The Affected Properties, the Property Defects, the actions required, to the extent known by Buyer at Closing, to correct and remedy such Property Defects (the "Curative Action"), the Outstanding Interests, the material terms and provisions of the instruments and





                                                        Stock Purchase Agreement
                                                                       Page -20-
agreements evidencing, constituting, or relating to the Outstanding Interests (the "Outstanding Interest Terms"), and the agreed value of each Property
Defect and Outstanding Interest (the "Value") are described and identified in
Schedule 4.02 hereto.

                 (b) After Closing Seller shall promptly undertake and pursue in good faith and with due diligence, and shall use its reasonable efforts to complete as soon as practicable, but in any event within sixty (60) days after the Closing Date or such longer period as shall be approved in writing by Buyer in its sole discretion (the "Cure Period"), the Curative Action necessary to remedy each Property Defect. All costs and expenses of any kind and nature incurred in connection with remedying such Property Defects shall be borne and paid by Seller. Buyer and Seller shall cooperate in good faith in remedying each Property Defect and Seller shall obtain Buyer's prior written approval of any and all documents, agreements, instruments and other curative materials sought or to be offered or obtained in connection with remedying each Property Defect. Upon completion of each Curative Action, Seller shall submit to Buyer a written notice (a "Notice of Cure") identifying the Property Defect Seller maintains has been remedied and including with such Notice of Cure all documents, instruments, and other materials necessary to demonstrate that such Curative Action has been completed and that the Property Defect has been remedied and no longer burdens, encumbers, or affects the applicable Affected Property. Within ten (10) Business Days after Buyer's actual receipt of a Notice of Cure, Buyer shall notify Seller in writing of its determination of whether such Property Defect has been remedied, or if Buyer disputes that such Property Defect has been remedied, Buyer's basis for rejecting such alleged cure and the actions necessary on Seller's part to remedy such Property Defect, which actions may be in addition to the Curative Action in order to accommodate changes in circumstances or additional information unknown by Buyer at Closing with respect to remedying such Property Defect. If Buyer shall fail to so respond to a Notice of Cure within such ten
(10) day period, such failure shall be deemed to constitute an acceptance by Buyer of such cure and an election to retain the Affected Property. The parties shall negotiate in good faith any dispute as to whether a Property Defect has been remedied and no longer burdens, encumbers, or affects the applicable Affected Property. If the parties are unable to agree, such dispute shall be resolved pursuant to the Dispute Resolution Agreement; provided, that, the only issues that may be submitted to arbitration are whether the Curative Action has been completed and such Property Defect has been remedied and no longer burdens, encumbers, or affects the applicable Affected Property, and neither party may submit to arbitration any other issue, including any issue relating to the Value or the validity of any Property Defect. If Buyer disputes whether a Property Defect has been remedied, such Property Defect shall be deemed remedied only upon written agreement of the parties or upon a determination pursuant to the Dispute Resolution Agreement that such Property Defect has been remedied.

                 (c) If Seller remedies any Property Defect within the Cure Period as herein provided, Buyer shall, subject to Section 4.02(d) below, deliver to Seller the Value applicable to such Property Defect, together with accrued interest thereon at the Agreed Rate from Closing to the date of payment. If Seller fails to remedy any Property Defect on or before the expiration of the Cure Period, Buyer may, with respect to each Affected Property, either (i) provide Seller written notice of its election to accept and retain such Affected Property, in which case Buyer shall retain the Value attributable thereto, or (ii) notify Seller that Buyer rejects the Affected Property, in which case, subject to Section 4.02(d) below, (A) Seller shall pay to Buyer that portion of the Allocated Value applicable to the rejected Affected Property that was paid to Seller at Closing, if any, plus accrued interest thereon at the Agreed Rate from Closing until the date of payment, and
(B) Buyer shall, contemporaneously with such payment, convey to Seller the Affected Property upon a form of special warranty conveyance in substantially the form of Exhibit C hereto (the "Special Warranty Conveyance"), and further pay to Seller all revenues received after Closing by Buyer attributable to such rejected Affected Property, less all costs, expenses, and liabilities incurred, paid, payable, or





                                                        Stock Purchase Agreement
                                                                       Page -21-
to be paid with respect thereto. Notwithstanding clause (i) above, if the Value attributable to an Affected Property is the Allocated Value for such Affected Property, and if Buyer shall elect to accept and retain such an Affected Property that is subject to an uncured Property Defect, Buyer shall tender to Seller such Allocated Value, or such lesser amount as the parties shall agree, plus accrued interest thereon at the Agreed Rate from Closing until the date of payment. In giving effect to the payment provisions of the immediately preceding sentence, the Allocated Value to be paid shall be adjusted to give effect to the provisions of Sections 1.02 and 1.04, and any other provisions hereof pertaining to adjustments to the Purchase Price. In no event will Buyer commence, without Seller's prior approval, the drilling or reworking of any well on an Affected Property, other than a well required under or necessary to perpetuate any Lease, until such time as the Property Defect(s) applicable thereto are remedied as herein provided or, if not so remedied, until Buyer has made an election to accept and retain the Affected Property under clause (i) above.

                 (d) On the second Friday after the Closing Date, and every two (2) weeks thereafter, Buyer and Seller shall meet to assess the status of Seller's Curative Actions and the acquisition of any Outstanding Interests. At such meeting the parties shall negotiate in good faith to determine whether outstanding Properties Defects have been remedied pursuant to pending Notices of Cure, and review pending Notices of Acquisition to review compliance with the applicable Outstanding Interest Terms. If Buyer and Seller agree that a Property Defect has been remedied, or that an Outstanding Interest has been acquired within the applicable Outstanding Interest Terms (or if prior to such meeting Buyer has not responded to an outstanding Notice of Cure or Notice of Acquisition within ten (10) Business Days following receipt thereof), then within three (3) Business Days following such meeting Buyer shall tender to Seller a payment in the amount of the Value pertaining to any such remedied Property Defect or acquired Outstanding Interest. If the parties do not agree that any Curative Action is sufficient, or cannot agree upon an Outstanding Interest Price with respect to any Outstanding Interest acquired on terms less favorable than the Outstanding Interest Terms, such dispute may be held over until the next meeting or may ultimately be determined pursuant to the Dispute Resolution Agreement, to the extent herein provided. Notwithstanding anything herein to the contrary, in no event shall Buyer, or its successors and assigns, be required to tender to Seller any amounts under this Section 4.02 until such time as Seller and the TransTexas Entities shall re-execute, validly acknowledge (where appropriate), and deliver to Buyer, or its successors and assigns, the Estoppel Certificates, Guarantee, and Ancillary Guarantee.

                 (e) After Closing Seller shall promptly undertake and pursue in good faith and with due diligence, and shall use its reasonable efforts to complete as soon as practicable, but in any event within sixty (60) days after Closing, the acquisition of the Outstanding Interests upon terms no less favorable than the Outstanding Interest Terms. All costs and expenses of any kind and nature incurred in connection with acquiring the Outstanding Interests shall be borne and paid by Seller. With respect to any Outstanding Interest (including any Outstanding Interest pertaining to only a portion of the lands described or referred to in Schedule 4.02, or in any instrument identified in such schedule) acquired by Seller within such sixty (60) day period and containing terms no less favorable than the Outstanding Interest Terms, Buyer is hereby granted the exclusive right to purchase, and Buyer hereby agrees to purchase in the manner herein provided, such Outstanding Interest. With respect to any Outstanding Interest (including any Outstanding Interest pertaining to only a portion of the lands described or referred to in
Schedule 4.02, or in any instrument identified in such schedule) acquired by Seller within such sixty (60) day period and containing terms less favorable than the Outstanding Interest Terms, Buyer is hereby granted the exclusive right and option, but not the obligation, to purchase such Outstanding Interest in the manner herein provided. The purchase price to be paid by Buyer to Seller hereunder for any Outstanding Interest acquired by Seller within such time period shall be the Value allocated thereto in Schedule 4.02, or such lesser amount as the





                                                        Stock Purchase Agreement
                                                                       Page -22-
parties shall agree in good faith, and with due regard for the economic benefits of the Outstanding Interest, if the Outstanding Interest is upon terms less favorable than the Outstanding Interest Terms (the "Outstanding Interest Price"). If Buyer does not acquire an Outstanding Interest as herein provided,
Section 4.02 (g) shall have no applicability to such Outstanding Interest.
Buyer agrees not to acquire or seek to acquire any Outstanding Interest during such sixty (60) day period. Notwithstanding anything herein or in any other agreement between Seller and either Buyer or Conoco to the contrary, if Seller fails to acquire any Outstanding Interest within such sixty (60) day period, Buyer and its successors and assigns may acquire such Outstanding Interest and, in such event, Seller hereby waives all right to receive, and shall not be entitled to receive, the Outstanding Interest Price or any other compensation of any kind or nature in connection therewith, including any reimbursement of any costs and expenses incurred by Seller in attempting to acquire such Outstanding Interest.

                 (f) Seller shall obtain Buyer's prior written approval of any and all leases, rights-of-way, documents, agreements, and other instruments relating to or evidencing any Outstanding Interest. Upon acquiring an Outstanding Interest, Seller shall submit to Buyer a written notice (a "Notice of Acquisition") identifying the Outstanding Interest acquired by Seller and including all leases, rights-of-way, documents, agreements, instruments, and other materials relating thereto. Within ten (10) Business Days after Buyer's receipt of a Notice of Acquisition, Buyer shall notify Seller in writing of its determination of whether such Outstanding Interest is upon terms no less favorable than the Outstanding Interest Terms and, if Buyer maintains that such terms are less favorable, Buyer's proposed Outstanding Interest Price for such Outstanding Interest. If Buyer has approved a form of lease or right-of-way, Buyer cannot claim such instrument is upon terms less favorable than the applicable Outstanding Interest Terms. If Buyer fails to respond to a Notice of Acquisition within such ten (10) day period, such failure shall be deemed an agreement by Buyer that the applicable Outstanding Interest Terms are satisfied. The parties shall negotiate in good faith any dispute as to whether the Outstanding Interest Terms have been satisfied, and the amount of any adjustment to the Outstanding Interest Price if the terms of the Outstanding Interest are less favorable. If the parties are unable to agree, such dispute shall be resolved pursuant to the Dispute Resolution Agreement. Within five
(5) Business Days after Buyer notifies Seller that the Outstanding Interest satisfies the Outstanding Interest Terms, or within five (5) Business Days following a determination, by agreement or otherwise, of the Outstanding Interest Price, Seller shall deliver to Buyer a validly executed and acknowledged Special Warranty Conveyance of the Outstanding Interest (warranting title against all claims arising by, through, or under Seller and all other TransTexas Entities) and, contemporaneously therewith, Buyer shall tender to Seller the Outstanding Interest Price.

                 (g) Subject to Section 4.02(e) above, which shall control with respect to the Outstanding Interests (whether on the same or different terms than the Outstanding Interest Terms) acquired during the Cure Period, Buyer is hereby granted the exclusive right and option, but not the obligation, to purchase and acquire any right-of-way, surface, mineral, royalty, leasehold, or other interest of any kind or character, and all rights under any contract, option, or other agreement to acquire any such interest, in the lands described or referred to in Schedule 4.02, or in any instrument identified in such schedule, that is acquired by Seller or any other TransTexas Entity prior to the third anniversary of the Closing Date by paying Seller or such TransTexas Entity the actual out-of-pocket costs and expenses incurred by Seller or such TransTexas Entity in connection with acquiring such interest. Within ten (10) Business Days following any such acquisition, Seller shall provide Buyer, or cause such TransTexas Entity to provide Buyer, a Notice of Acquisition which shall include, in addition to the information specified in Section 4.02(f) above, a detailed accounting of all actual out-of-pocket costs and expenses incurred in connection with acquiring such interest, including all supporting documentation reasonably necessary to confirm such costs and expenses. Buyer shall notify Seller or such TransTexas Entity of its exercise of its option hereunder within ten





                                                        Stock Purchase Agreement
                                                                       Page -23-

(10) Business Days after Buyer's receipt of such notice and all such supporting documentation. Within five (5) Business Days thereafter, Seller shall deliver to Buyer, or cause the appropriate TransTexas Entity to deliver to Buyer, a validly executed and acknowledged Special Warranty Conveyance of the interest (warranting title against all claims arising by, through, or under Seller and all other TransTexas Entities, but not otherwise) and, contemporaneously therewith, Buyer shall tender to Seller or such other TransTexas Entity an amount equal to the actual out-of-pocket costs and expenses so incurred.

                 (h) In order to evidence of record Buyer's rights and options hereunder, contemporaneously with Closing the parties are causing a Memorandum of Rights and Options in substantially the form of Exhibit D hereto (the "Memorandum of Option") to be filed of record in the appropriate real property records of the counties in which the lands subject to such Outstanding Interests are situated.

                 (i) Buyer may sell and convey the Affected Properties and assign the rights and options granted pursuant hereto at any time; provided that such assignee must expressly assume Buyer's obligations under this Section
4.02 with respect to the Affected Properties conveyed and rights and options so assigned. If any assignee, or its successors and assigns, is required to convey to Seller any Affected Property pursuant to Section 4.02(c) above, the warranty of title in the Special Warranty Conveyance shall apply only to claims arising by, through, and under such assignee, but not otherwise.

                 (j) If a Property Defect is the failure to obtain a consent to assign a portion of the Properties, and such consent is not obtained within such sixty (60) day period, but Seller has filed suit against the party or parties from whom such consent is required to compel the granting of such consent, as long as Seller diligently pursues such suit, the sixty (60) day period as to such Property Defect shall be tolled until such suit is settled or a final non-appealable judgment is entered.

                                   ARTICLE V

                                 JUDGMENT LIENS

                 5.01. Judgment Liens. The Properties are subject to that certain Judgment Lien, dated January 13, 1995, securing the judgment against TransAmerican Natural Gas Corporation and TransTexas Gas Corporation in the sum of $17,957,156.00 awarded in H.S. Finklestein v. TransAmerican Natural Gas Corporation and TransTexas Gas Corporation (Cause No. 2,677), Zapata County District Court (49th Judicial District), recorded in Volume 281, Page 295 of the Official Records of Webb County, Texas and Volume 511, Page 651 of the Official Records of Zapata County, Texas (the "Judgment Lien"), which judgment and Judgment Lien are Retained Liabilities and, subject to Seller fulfilling each and every of its obligations under this Article V, shall constitute a Permitted Encumbrance. The Judgment Lien is secured by a bond (the "Finklestein Supersedeas Bond") by International Fidelity Insurance Company, which secures payment of the judgment, including attorneys' fees, and all accrued post-judgment interest in the event of a final nonappealable judgment adverse to TransTexas, et al.

                 5.02. Security. Seller hereby agrees that the Finklestein Supersedeas Bond will be maintained by Seller in amounts sufficient to satisfy the judgment until such time as the judgment is made final or this matter is otherwise settled or disposed of and is no longer a Lien on the Properties. Seller hereby further agrees to provide prompt written notice to Buyer in the event that the judgment described in Section 5.01 is: (a) made final; (b) otherwise settled or disposed of and are no longer an encumbrance on the Properties; or (c) is no longer secured by the Finklestein





                                                        Stock Purchase Agreement
                                                                       Page -24-

Supersedeas Bond, or that the bonding company issuing such bond has failed or refused to fulfill its obligations thereunder. Seller agrees to immediately notify Buyer, or its successors-in-interest to the Properties, in writing, of any foreclosure proceedings being commenced or threatened with respect to any of the Properties and shall take whatever measures are necessary, including payment of the judgment, to prevent the sale of the Properties, or any of them, to satisfy such judgment. The covenants and obligations of Seller in this
Section 5.02, and Seller's liability and indemnification of Buyer under Article X hereof with respect thereto and with respect to the Judgment Lien and such judgment as Retained Liabilities, shall survive until the final and nonappealable resolution of this matter.

                 5.03. Foreclosure of the Judgment Lien. If at any time Seller shall fail to comply with any of its material obligations under Section 5.02, and if foreclosure of the Judgment Lien is commenced, unless Seller cures such default to Buyer's reasonable satisfaction promptly following notice thereof from Buyer, or its successors-in-interest, then Buyer, or its successors-in-interest, may at its option and sole election take such actions as it shall deem appropriate in its sole discretion to prevent the foreclosure and sale of any of the Properties, or any interest therein, including the payment of the judgment secured by the Judgment Lien. Seller shall on demand reimburse Buyer for all costs and expenses incurred by Buyer, or its assignee, in connection therewith and hereby releases Buyer, or its assignee, from any and all Liabilities arising in connection therewith. Seller hereby waives any right to assert that the costs and expenses incurred by Buyer were not reasonable and that the payment of such obligation was not appropriate.

                                   ARTICLE VI

                      ADDITIONAL AGREEMENTS AND COVENANTS

                 6.01. Public Announcements. Subject to applicable Law and stock exchange requirements, after Closing, Seller and Buyer will obtain the approval of the other before issuing, or permitting any of their respective directors, officers, employees or agents, or any of their respective Affiliates to issue, any press release or other public announcement with respect to this Agreement or the transactions contemplated hereby.

                 6.02.    Tax Agreements.  (a) Except as otherwise provided in
Section 6.06, Seller shall properly include the Company in the filing of its consolidated federal income Tax Return and shall properly file any combined, unitary or consolidated state, local, or foreign Tax Return required to be filed by Seller and, to the extent required or permitted by law, shall include the Company in such state, local, or foreign Tax Returns for the Company's taxable periods or portions thereof ending on and including the Closing Date which occur prior to the Closing Time, and shall pay all Taxes shown as due on such returns with respect to the Company, for such periods or portions thereof ending on or prior to the Closing Date which occurs prior to the Closing Time. The Buyer shall cause the Company to properly file all federal, state, local, and foreign Tax Returns required to be filed by the Company or to the extent required by law to be properly included in the filing of a consolidated federal income Tax Return of an Affiliate of the Buyer for all taxable periods or portions thereof ending after the Closing Date and which are not described in the preceding sentence and those taxable periods or portions thereof which begin after the Closing Date, and to pay all Taxes due with respect to such periods or portions thereof.

                 (b) Buyer shall promptly notify Seller in writing in the case of an audit or administrative or judicial proceeding of the Company or any subsidiary thereof that relates to periods ending on or before the Closing Date. Seller shall have the right at its expense to participate in and control the conduct of such audit or proceeding but only to the extent that such audit or proceeding





                                                        Stock Purchase Agreement
                                                                       Page -25-
relates to a potential adjustment for which Seller has acknowledged liability in writing, and the issue underlying the proposed adjustment does not recur for any period ending after the Closing Date; provided, however, if the Seller subsequently determines that it is not liable for such liability, upon written notification thereof to the Buyer; the Seller will waive all rights hereunder to continue the audit or proceeding and such acknowledgment shall have no further force and effect, it being recognized that such waiver does not preclude the Buyer from asserting its indemnification rights, if any, with respect to such liability, and that the Seller is still liable for all costs and expenses of the audit or proceeding incurred prior to such waiver which Seller shall satisfy promptly. The Seller shall keep the Buyer informed of the progress of any such audit or proceeding and if it appears in the reasonable discretion of the Buyer that such audit or proceeding may adversely affect the Buyer, the Buyer also may participate in any such audit or proceeding at its own expense. Buyer shall cooperate on a reasonable basis with the Seller to enable the Seller to take all actions with respect to such audit or proceeding. If after proper notification, Seller does not assume the defense of any such audit or proceedings, or upon assuming the defense of any such audit or proceeding waives its rights hereunder to continue the audit or proceeding, Buyer may defend and settle the same (for Seller's account) in such manner as it may deem appropriate and, in this event, Seller shall pay promptly all reasonable expenses incurred by Buyer in defending or settling such audit or proceeding. With respect to a potential adjustment for which both the Seller and the Buyer could be liable, or which involves an issue that recurs in a period ending after the Closing Date (whether or not the subject of audit at such time), (i) both the Buyer and Seller may participate at their own expense in the audit or proceeding, and (ii) the audit or proceeding shall be controlled by that party which would bear the burden of the greater portion of the sum of the adjustment and any corresponding adjustments that may reasonably be anticipated for a future Tax period. Neither Buyer nor Seller shall enter into any compromise or agree to settle any claim pursuant to any Tax audit or proceeding which would adversely affect the other party for such year or a subsequent year without the written consent of the other party, which consent may not be unreasonably withheld.

                 (c)      The Seller shall pay all amounts due under this
Section 6.02, including all Taxes, interest, reasonable expenses and penalties, promptly upon notice by the Buyer that the Seller has a liability for a determinable amount under this Section 6.02; provided that the Buyer shall refund promptly any such amounts to the Seller upon a determination that the Seller is not liable hereunder; provided, further however, that the Seller is provided with calculations or other materials supporting such liability.
Taxes, interest and penalties shall not be payable by Seller pursuant to this
Section 6.02 earlier than the date a final determination is made by the appropriate taxing authority or court with respect to the Tax in question.

                 (d) Notwithstanding anything to the contrary, any and all existing agreements arising out of or relating to the allocation of sharing of Taxes between the Company, and any subsidiary of the Company, and any member of the affiliated group, within the meaning of Section 1504(a) of the Code, of which the Seller is a member or was a member shall be terminated with respect to the Company or any subsidiary of the Company as of the Closing Date, with the Company or any subsidiary of the Company thereof having no further rights, obligations, or liabilities thereunder with respect to any taxable period prior to, including or after the Closing Date.

                 6.03. Buyer Transactions. If reasonably requested by Buyer, Seller shall use its reasonable efforts to do all things and take all actions requested in connection with the Asset Purchase and Sale Agreement, including providing any notices, obtaining any waivers of Preference Rights and satisfying all Transfer Requirements.

                 6.04.    Company Records.   (i) Buyer shall retain the
Corporate Records until the seventh anniversary of the Closing Date and give Seller reasonable access to such records during





                                                        Stock Purchase Agreement
                                                                       Page -26-
such period; provided, however, if Buyer shall desire to destroy any Corporate Records prior to such seventh anniversary, Buyer shall promptly notify Seller of which records it intends to destroy, and if Seller so requests, Buyer shall return such records to Seller.

                 (ii) Buyer agrees to maintain (or cause the Company or its successor-in-interest to the Properties to maintain) the Data in accordance with Buyer's or such successor's records retention policies, but in any event for a period of five (5) years after Closing.

                 (iii) The Seller may copy any of the Data prior to the Closing and retain such copies, other than copies of the Data identified in clause (iv) of the definition of such term.

                 6.05. Company Obligations. From and after Closing, Buyer agrees to cause the Company to perform and comply with each of the actions and obligations required or stipulated in this Agreement to be performed or complied with by the Company (other than with respect to Retained Liabilities) and not to take any action which would prevent such performance and compliance by the Company; provided, that, without limiting the representations, warranties, covenants and agreements of the Buyer which are set forth in other Sections of this Agreement or releasing the Buyer or any Affiliate of Buyer from any duty, obligation or requirement under the Uniform Fraudulent Transfer Act or any other Law, neither Buyer nor any Affiliate of Buyer (other than the Company) shall be required to contribute any capital to the Company by virtue of Buyer's obligations under this Section.

                 6.06.    Taxes.  (a) Buyer shall not make any election under
Section 338 of the Code with respect to the purchase of the Company Shares and Buyer shall be liable for any Tax resulting from an election under Section 338 of the Code (or similar state statute) with respect to the Company made by Buyer or an Affiliate of the Buyer. Buyer agrees to cause the Company to remain in existence and to continue to own the Properties until at least the beginning of the day after the Closing Date.

                 (b) The Seller shall be responsible for the payment of the following Taxes (except to the extent that the provisions of Sections 1.04(c) and 1.09 are inconsistent herewith) and for any loss, damage, liability or expense including reasonable fees for attorneys and other outside consultants, incurred in contesting or otherwise in connection with any such
Taxes: (i) Taxes imposed on the Company, any subsidiary of the Company, or on or in connection with the Properties with respect to taxable periods ending on or before the Closing Time which occurs on the Closing Date; (ii) with respect to taxable periods beginning before the Closing Time which occurs on the Closing Date and ending after the Closing Time which occurs on the Closing Date, Taxes imposed on the Company, any subsidiary of the Company, or on or in connection with the Properties which are allocable, pursuant to Section 6.06(c), to the portion of such period ending on the Closing Time which occurs on the Closing Date; (iii) Taxes imposed on any member of any affiliated group with which any of the Company or any subsidiary of the Company file or have filed a Tax return on a consolidated, combined or unitary basis for a taxable period ending on or before the Closing Time which occurs on the Closing Date;
(iv) Taxes imposed as a result of any breach of warranty or misrepresentation under Section 2.11; and (v) all real property transfer, stock, stamp or similar Taxes payable in connection with the transactions contemplated hereunder. Subject to Sections 1.04 and 1.09, Buyer shall be responsible for the payment of all Taxes imposed upon the Company or on or in connection with the Properties with respect to any transactions occurring in and allocable to a taxable period or portions thereof beginning after the Closing Time which occurs on the Closing Date that is allocable pursuant to this Section 6.06 or, with respect to any taxable period or portion thereof which ends after the Closing Time but includes the Closing Date, the portion of such period beginning immediately after the Closing Time through the end of such period thereof. Any





                                                        Stock Purchase Agreement
                                                                       Page -27-
allocation of income, deductions or other tax items required to determine any Taxes attributable to any period including or ending on the Closing Date shall be made by means of a closing of the books of the Company as of the Closing
Time which occurs on the Closing Date. Notwithstanding anything herein to the contrary, Seller shall not be responsible for the payment of any Taxes with respect to Signal Capital Holdings Corporation for any period ending on or prior to January 28, 1997 or for any portion of a taxable period beginning before January 28, 1997 and ending after January 28, 1997 that is allocable to the portion of such period ending on January 28, 1997 in a manner consistent with Section 6.06(c) hereof by substituting therein January 28, 1997 for the Closing Date.

                 (c) In the case of Taxes that are payable with respect to a taxable period that begins before the Closing Time which occurs on the Closing Date and ends after the Closing Time which occurs on the Closing Date, except as may otherwise be required pursuant to the provisions of Sections 1.04(c) and 1.09, the portion of any such Tax that is allocable to the portion of the period ending on the Closing Time which occurs on the Closing Date shall be: (i) in the case of Taxes that are either (x) based upon or related to income or receipts, or (y) imposed in connection with any sale or other transfer or assignment of property (real or personal, tangible or intangible), deemed equal to the amount which would be payable if the taxable year ended with the Closing Time which occurs on the Closing Date (except that, solely for purposes of determining the marginal tax rate applicable to income or receipts during such period in a jurisdiction in which such tax rate depends upon the level of income or receipts, annualized income or receipts may be taken into account if appropriate for an equitable sharing of such Taxes); and (ii) in the case of Taxes not described in subparagraph (i) that are imposed on a periodic basis and measured by the level of any item, deemed to be the amount of such Taxes for the entire period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period) multiplied by a fraction the numerator of which is the number of calendar days in the period ending on the Closing Date and the denominator of which is the number of calendar days in the entire period.

                 (d) Buyer and Seller agree that with respect to the consolidated federal income Tax Return or any combined, unitary or consolidated state, local or foreign Tax Return which includes the Seller and all Tax Returns of the Company, all transactions involving the Company, or any subsidiary of the Company that occur on the Closing Date but after Buyer's purchase of the Company Shares (including any liquidating distributions by the Company, or any subsidiary of the Company, and any sale of any of the Company's, or any subsidiary of the Company's, assets) shall be treated as occurring at the beginning of the day following the Closing Date and shall be the responsibility of the Buyer. Buyer agrees that the common parent of the affiliated group of corporations which includes the Seller may elect to retain any net operating loss carryovers or capital loss carryovers of the Company, or any subsidiary of the Company, under Treasury Regulations Section 1.1502-20(g). After the Closing Date, Buyer and Seller shall fully cooperate, and shall make available as reasonably requested all information and documents relating to Tax liabilities (potential or actual) attributable to periods ending on or after the Closing Date.

                 (e) Subject to Section 1.04(c), any tax refund (including any interest with respect thereto) relating to the Company, any subsidiary of the Company or on or in connection with the Properties for any taxable period ending on or prior to the Closing Date, or for a taxable period ending after the Closing Date that includes the Closing Date and is allocable to the portion of such period up to the Closing Date pursuant to the methodology under Section 6.06(c) shall be the property of the Seller, shall be paid over promptly to the Seller and if received by the Buyer or the Company or any subsidiary of the Company shall be payable promptly to the Seller; provided, however, that any benefit resulting from the utilization of any Company tax benefit item in any period or portion thereof beginning after the Closing Date shall be for the benefit of the Company and the Buyer. Notwithstanding the foregoing sentence:
(i) any tax refund (or equivalent benefit to





                                                        Stock Purchase Agreement
                                                                       Page -28-
the Seller through a reduction in Tax liability) for a period ending on or before the Closing Date arising out of the carryback of a loss or credit incurred by the Company, any subsidiary of the Company or on or in connection with the Properties in a taxable year ending after the Closing Date shall be payable promptly to the Buyer to the extent that such loss or credit results from any transaction that occurs after the Closing Date, and (ii) if, as of such time, if any, as the Buyer shall receive a refund that would be the property of the Seller and payable to the Seller under the foregoing sentence, to the extent Taxes have been asserted in writing that would be required to be paid by the Seller pursuant to Sections 6.02 or 6.06 hereunder, all or part of such refund up to an amount equal to 120% of such Taxes shall, at the option of the Buyer, be deposited by the Buyer in escrow for the satisfaction of any amounts payable under Sections 6.02 or 6.06 that have been asserted and remain unsatisfied. Such escrow shall be released promptly to Seller upon satisfaction of such Taxes, except that if additional Taxes that would be required to be paid by the Seller pursuant to Sections 6.02 or 6.06 hereunder subsequently have been asserted, Buyer may at its option retain an amount equal to 120% of such Taxes in escrow until such Taxes have been satisfied.

                 (f) Notwithstanding anything to the contrary contained in this Agreement, any gain or income recognized in connection with the sale by Seller of the Company or any subsidiary of the Company, regardless of the characterization of such sale and regardless of the period in which such gain or income is required or deemed to be recognized for federal, state, local, foreign or other tax purposes, shall be for the account of the Seller, the Buyer shall not have any indemnification obligation with respect thereto and if the Buyer properly pays any Taxes, interest and penalties with respect to such sale after Seller's failure to pay such Taxes, interest and penalties when due as provided in Section 6.02(c), then Seller shall promptly reimburse Buyer for any such Taxes, interest, penalties and reasonable expenses and other amounts with respect to such sale.

                 6.07. Name Change; Use of TransTexas Name, Etc. As soon as reasonably possible after Closing, but in no event later than 30 days after Closing, Buyer shall cease using all stationery and letterhead, and shall remove all signs, insignias, marketing logos and trademarks from all of the assets and properties of Company, containing the name "TransTexas" or any derivative thereof (the "TransTexas Name"), and shall make the requisite filings, and provide the requisite notices to, the appropriate governmental agencies to place the title or other indicia of ownership, including operation of the Properties and of the assets and properties of Company, in a name other than the TransTexas Name.

                                  ARTICLE VII

                                    CLOSING

                 7.01. Closing. At the closing of the transactions contemplated hereby (the "Closing") the activities specified in this Article VII are occurring.

                 7.02. Seller's Closing Obligations. At Closing, Seller is executing, acknowledging (where appropriate), and delivering, or causing to be executed, acknowledged (where appropriate), and delivered, to Buyer, or its designee, the following (the "Closing Documents"):

                 (i)      this Agreement;

                 (ii)     the Preliminary Settlement Statement;

                 (iii) the stock certificates representing (a) all issued and outstanding Company Shares and (b) the Shares, endorsed in blank or accompanied by duly executed assignment





                                                        Stock Purchase Agreement
                                                                       Page -29-
         documents;

                 (iv) an officer's certificate, dated as of the Closing Date, executed by a duly authorized officer of Seller, to the effect that to such officer's knowledge: (a) the representations and warranties of Seller contained in this Agreement are true and correct in all material respects as of Closing; provided, that, representations and warranties containing a materiality standard shall be true and correct as of Closing; (b) Seller has performed and complied in all material respects with each of its covenants, conditions, duties, and obligations arising under or with respect to the Interim Operating Agreement; (c) no Action (excluding any such matter initiated by Buyer or any of its Affiliates) is pending or threatened before any court or governmental agency seeking to enjoin or restrain or prohibit, delay, or restrain the performance of or to obtain damages or other relief in connection with this Agreement, the Asset Purchase and Sale Agreement, any Ancillary Agreement, or the consummation of the transactions contemplated hereby or thereby; and
         (d) the Downstream Conveyance and Haynes Lease Conveyance have been validly executed, acknowledged, and delivered;

                 (v) Certificate of Ed Donahue, Secretary of Seller, dated as of the Closing Date, certifying the incumbency and signatures of the officers of Seller and that attached to such certificate is a true and complete copy of (a) the Certificate of Incorporation of Seller,
         (b) the By-laws of Seller, and (c) the resolutions of the Board of Directors of Seller authorizing the execution and delivery of this Agreement, the Interim Operating Agreement, Assignment of Rights, Dispute Resolution Agreement, Ancillary Agreements, Estoppel Certificate from Seller, Excluded Asset Conveyance, Haynes Lease Conveyance, and the Downstream Conveyance, and the transactions contemplated by each of the foregoing agreements, dated as of May 27, 1997;

                 (vi) Certificate of Ed Donahue, Secretary of the Company, dated as of the Closing Date, certifying the incumbency and signatures of the officers of the Company and that attached to such certificate is a true and complete copy of (a) the Certificate of Incorporation of the Company, (b) the By-laws of the Company, (c) the resolutions of the Board of Directors of the Company authorizing the execution and delivery of the Downstream Conveyance, Haynes Lease Conveyance, and the Excluded Asset Conveyance, and the transactions contemplated thereby, dated as of May 27, 1997, and (d) the unanimous written consent of Seller, its sole stockholder, as to the Downstream Conveyance, Haynes Lease Conveyance, and the Excluded Asset Conveyance and the transactions contemplated thereby, dated as of May 27, 1997;

                 (vii) a written opinion, dated as of the Closing Date, of Gardere Wynne Sewell & Riggs, L.L.P., counsel for Seller in a form acceptable to Buyer;

                 (viii) resignations or terminations of the officers and directors of the Company from their status as officers or directors effective as of the Closing;

                 (ix) a non-foreign affidavit in a form acceptable to Buyer, dated as of the Closing Date;

                 (x)      counterparts of the Ancillary Agreements;

                 (xi)     counterparts of the Assignment of Rights;





                                                        Stock Purchase Agreement
                                                                       Page -30-

                 (xii)    the Downstream Conveyance and Haynes Lease
         Conveyance;

                 (xiii) counterparts of the Lien Releases, or recorded copies thereof if recorded prior to Closing;

                 (xiv) counterparts of all other releases, or recorded copies thereof if recorded before Closing, in form acceptable to Buyer, of the burdens and encumbrances required by Buyer to be obtained by Seller prior to Closing;

                 (xv)     the Excluded Asset Conveyance;

                 (xvi) a certified check payable to Buyer, or its designee, in an amount equal to the amount of funds held in the suspense accounts, or other similar accounts holding the funds of others, identified in Schedule 1.08;

                 (xvii) evidence that all ad valorem taxes through the year 1996 have been paid;

                 (xviii) all original consents, waivers, exercises, and other necessary documents arising with respect to Transfer Restrictions and Preference Rights in connection with the transactions contemplated by this Agreement and the Asset Purchase and Sale Agreement;

                 (xix) to the extent required, applications to transfer the Permits to Buyer or its designee;

                 (xx) the Guarantee, together with an opinion of Gardere Wynne Sewell & Riggs, L.L.P., with respect to the Guarantee and addressed to Buyer, Conoco, and Lobo Pipeline Company, all in form acceptable to Buyer, Conoco, and Lobo Pipeline Company;

                 (xxi) the Ancillary Guarantee, together with an opinion of Gardere Wynne Sewell & Riggs, L.L.P., with respect to the Ancillary Guarantee, and addressed to Conoco and Lobo Pipeline Company, all in a form acceptable to Conoco and Lobo Pipeline Company;

                 (xxii) waivers of all claims arising or accruing before the Closing Date against the Company executed by each TransTexas Entity reasonably requested by Buyer in a form acceptable to Buyer (the "Estoppel Certificates");

                 (xxiii)  counterparts of the Memorandum of Option; and

                 (xxiv)   the Corporate Records and Data.

                 7.03. Buyer's Closing Obligations. At Closing, Buyer is executing, acknowledging (where appropriate), and delivering, or causing to be executed, acknowledged (where appropriate), and delivered, to Seller the following:

                 (i)      this Agreement;

                 (ii)     the Preliminary Settlement Statement;

                 (iii) a bank check, payable to Seller, in the amount of one-hundred million dollars ($100,000,000), the Promissory Note, and a pledge and security agreement in favor of Seller, dated as of the date hereof;





                                                        Stock Purchase Agreement
                                                                       Page -31-

                 (iv) an officer's certificate, dated as of the Closing Date, executed by a duly authorized officer of Buyer, to the effect that to such officer's knowledge (a) the representations and warranties of Buyer contained in this Agreement are true and correct in all material respects as of Closing; provided, that, representations and warranties containing a materiality standard shall be true and correct as of Closing; and (b) no Action (excluding any such matter initiated by Seller or any of its Affiliates) is pending or threatened before any court or governmental agency seeking to enjoin or restrain or prohibit, delay, or restrain the performance of or to obtain damages or other relief in connection with this Agreement or the Asset Purchase and Sale Agreement, or the consummation of the transactions contemplated hereby or thereby;

                 (v) a certificate of Diane M. Welsh, Vice President of the Buyer, dated as of the Closing Date, certifying the incumbency and signatures of certain officers of the Buyer and that attached to such certificate is a true and complete copy of (i) the Certificate of Incorporation of the Buyer, (ii) the By-laws of the Buyer, (iii) the Trust Agreement of the Trust; (iv) written instructions of the Majority in Interest of Beneficiaries under the Trust Agreement dated as of May 16, 1997 and such other certifications and attachments as are acceptable to the Seller.

                 (vi) a written opinion, dated as of the Closing Date, of Bingham, Dana, & Gould, L.L.P., counsel to Buyer, in a form acceptable to Seller;

                 (vii)    counterparts of the Ancillary Agreements;

                 (viii)   counterparts of the Assignment of Rights; and

                 (ix) certified checks in the amounts specified, and payable to the parties identified, in Schedule 7.03(ix) for purposes of obtaining all or some of the releases identified in Section 7.02(xiii) and (xiv).

                 7.04. Payment of Purchase Price. (a) At Closing, Buyer has tendered to Seller the Purchase Price (as adjusted hereunder) by the following:

                 (i) the bank check in the amount of One Hundred Million Dollars ($100,000,000) pursuant to Section 7.03(iii);

                 (ii)     the certified checks specified in Section 7.03(ix);
         and

                 (iii) a demand promissory note (the "Promissory Note") in the amount of nine hundred twenty-four million, nine hundred seventy-one thousand, eight hundred and eleven dollars ($924,971,811).

                 (b) After Closing, Buyer shall pay, or cause to be paid, such further amounts to Seller as same become due with respect to cured Property Defects and acquired Outstanding Interests as provided in Section 4.02 hereof.

                 7.05. Recording of Documents. To the extent not previously recorded, Buyer and Seller shall cooperate such as to insure that the following documents are filed of record and recorded concurrently with Closing in the appropriate real property and other official records, and in the following order, or other order as the parties shall agree:





                                                        Stock Purchase Agreement
                                                                       Page -32-

                 (a)      the Downstream Conveyance;

                 (b)      the Haynes Lease Conveyance;

                 (c)      the Excluded Asset Conveyance;

                 (d) the Lien Releases and the other releases identified in Section 7.02(xiv);

                 (e)      the Memorandum of Option; and

                 (f)      the Estoppel Certificates.

                                  ARTICLE VIII

                                    SURVIVAL

                 8.01.    Survival.  Subject to the further provisions of this
Section 8.01, the duties, obligations, and liabilities of Buyer and Seller under each of their respective covenants, representations, warranties, and indemnities contained in this Agreement shall survive the Closing and the execution and delivery of the Closing Documents and thereafter shall be binding upon and enforceable against such parties, notwithstanding any investigation made by or on behalf of the other party. The representations or warranties of the parties shall not form the basis for or give rise to any claim, demand, cause of action, counterclaim, defense, damage, indemnity under Article X, obligation, or liability which is asserted, claimed, made or filed following the Termination Date, except to the extent of any Liabilities arising from or in connection with (a) the inaccuracy of any of the representations and warranties of Seller given in Sections 2.14, 2.16, 2.17, and 2.25 and (b) any Liability incurred or suffered by Buyer, or its successors and assigns, arising with respect to Seller or third parties (including any TransTexas Entities), whether arising in connection with matters constituting a breach of any of Seller's representations and warranties, including those set forth in clause
(a) above, or otherwise.

                                   ARTICLE IX

                                  LIMITATIONS

                 9.01. Disclaimer of Warranties. (a) WITHOUT LIMITING BUYER'S RIGHTS UNDER ANY INSTRUMENT IN THE CHAIN OF TITLE TO THE PROPERTIES AND SELLER'S INDEMNIFICATION UNDER ARTICLE X, SELLER MAKES NO WARRANTY OR REPRESENTATION, EXPRESS, IMPLIED, STATUTORY, OR OTHERWISE, EXCEPT AS PROVIDED HEREIN, INCLUDING SECTIONS 2.18 AND 2.25, WITH RESPECT TO THE COMPANY'S TITLE TO ANY OF THE PROPERTIES.

                  (b) NOTWITHSTANDING ANYTHING CONTAINED TO THE CONTRARY IN ANY OTHER PROVISION OF THIS AGREEMENT, IT IS THE EXPLICIT INTENT OF EACH PARTY HERETO THAT SELLER IS NOT MAKING ANY REPRESENTATION OR WARRANTY WHATSOEVER, EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, BEYOND THOSE REPRESENTATIONS AND WARRANTIES EXPRESSLY GIVEN IN THIS AGREEMENT AND, EXCEPT FOR SUCH REPRESENTATIONS AND WARRANTIES, IT IS UNDERSTOOD THAT BUYER TAKES THE COMPANY AND THE PROPERTIES "AS IS AND WHERE IS." WITHOUT LIMITING THE GENERALITY OF THE IMMEDIATELY





                                                        Stock Purchase Agreement
                                                                       Page -33-

PRECEDING SENTENCE, SELLER HEREBY EXPRESSLY DISCLAIMS AND NEGATES ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT COMMON LAW, BY STATUTE OR OTHERWISE, RELATING TO (A) THE CONDITION OF THE PROPERTIES (INCLUDING ANY IMPLIED OR EXPRESS WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, OR OF CONFORMITY TO MODELS OR SAMPLES OF MATERIALS, EXCEPT AS PROVIDED IN SECTION 2.22; (B) ANY INFRINGEMENT BY SELLER OR ANY OF ITS AFFILIATES OF ANY PATENT OR PROPRIETARY RIGHT OF ANY THIRD PARTY; (C) THE ACCURACY, COMPLETENESS OR MATERIALITY OF ANY (i) RESERVE ESTIMATES AND PROJECTIONS, ENGINEERING AND TECHNICAL EVALUATIONS AND ASSESSMENTS, PRODUCTION RATES, RECOMPLETION OPPORTUNITIES, DECLINE RATES, GEOLOGICAL OR GEOPHYSICAL DATA OR INTERPRETATIONS, (ii) THE QUALITY, QUANTITY, RECOVERABILITY OR COST OF RECOVERY OF ANY HYDROCARBON OR MINERAL RESERVES, (iii) PRODUCT PRICING ASSUMPTIONS, OR
(iv) THE ABILITY TO SELL OR MARKET ANY HYDROCARBONS OR MINERALS FROM OR ATTRIBUTABLE TO THE PROPERTIES, AND (D) THE RIGHT OF ANY ASSIGNEE OF THE PROPERTIES TO USE OR CHARGE ANY TARIFF GRANTED TO THE COMPANY BY THE RAILROAD COMMISSION OF TEXAS OR THE FEDERAL ENERGY REGULATORY COMMISSION.

                 9.02.    Texas Deceptive Trade Practices Act Waiver.  BUYER
(A) REPRESENTS AND WARRANTS TO SELLER THAT IT (i) IS ACQUIRING THE PROPERTIES FOR COMMERCIAL OR BUSINESS USE, (ii) IS REPRESENTED BY LEGAL COUNSEL, (iii) ACKNOWLEDGES THE CONSIDERATION PAID OR TO BE PAID FOR THE PROPERTIES WILL EXCEED $500,000, AND (iv) HAS KNOWLEDGE AND EXPERIENCE IN FINANCIAL AND BUSINESS MATTERS SUCH THAT IT ENABLES IT TO EVALUATE THE MERITS AND RISKS OF THE TRANSACTION CONTEMPLATED BY THIS AGREEMENT AND IS NOT IN A SIGNIFICANTLY DISPARATE BARGAINING POSITION WITH RESPECT TO THE SELLER; AND (B) HEREBY UNCONDITIONALLY AND IRREVOCABLY WAIVES ANY AND ALL RIGHTS OR REMEDIES IT MAY HAVE UNDER THE DECEPTIVE TRADE PRACTICES - CONSUMER PROTECTION ACT OF THE STATE OF TEXAS, TEX. BUS. & COM. CODE SECTION 17.41 ET SEQ. TO THE MAXIMUM EXTENT IT CAN DO SO UNDER APPLICABLE LAW, IF SUCH ACT WOULD FOR ANY REASON BE DEEMED APPLICABLE TO THE TRANSACTIONS CONTEMPLATED HEREBY.

                           WAIVER OF CONSUMER RIGHTS

         BUYER WAIVES ITS RIGHTS UNDER THE DECEPTIVE TRADE PRACTICES - CONSUMER PROTECTION ACT, SECTION 17.41 ET SEQ, BUSINESS & COMMERCE CODE, A LAW THAT GIVES CONSUMERS SPECIAL RIGHTS AND PROTECTIONS. AFTER CONSULTATION WITH AN ATTORNEY OF BUYER'S OWN SELECTION, BUYER VOLUNTARILY CONSENTS TO THIS WAIVER.

         FURTHERMORE, WITH RESPECT TO ASSETS WHICH ARE LOCATED IN A STATE OTHER THAN TEXAS, BUYER WAIVES ANY COMPARABLE PROVISION OF THE LAW OF THE STATE WHERE THE ASSETS ARE LOCATED.

                 9.03. Damages. NOTWITHSTANDING ANYTHING CONTAINED TO THE CONTRARY IN ANY OTHER PROVISION OF THIS AGREEMENT, SELLER AND BUYER AGREE THAT THE RECOVERY BY EITHER PARTY HERETO OF ANY DAMAGES SUFFERED OR INCURRED BY IT AS A RESULT OF ANY BREACH BY THE OTHER PARTY OF ANY OF ITS REPRESENTATIONS, WARRANTIES OR OBLIGATIONS UNDER





                                                        Stock Purchase Agreement
                                                                       Page -34-

THIS AGREEMENT SHALL BE LIMITED TO THE ACTUAL DAMAGES SUFFERED OR INCURRED BY THE NON-BREACHING PARTY AS A RESULT OF THE BREACH BY THE BREACHING PARTY OF ITS REPRESENTATIONS, WARRANTIES OR OBLIGATIONS HEREUNDER, AND IN NO EVENT SHALL THE BREACHING PARTY BE LIABLE TO THE NON-BREACHING PARTY FOR ANY CONSEQUENTIAL, SPECIAL, EXEMPLARY OR PUNITIVE DAMAGES (INCLUDING ANY DAMAGES ON ACCOUNT OF LOST PROFITS OR OPPORTUNITIES OR LOST OR DELAYED PRODUCTION, AS SUCH TERMS ARE CUSTOMARILY USED IN THE OIL AND GAS INDUSTRY) SUFFERED OR INCURRED BY THE NON-BREACHING PARTY AS A RESULT OF THE BREACH BY THE BREACHING PARTY OF ANY OF ITS REPRESENTATIONS, WARRANTIES OR OBLIGATIONS HEREUNDER, INCLUDING ANY SUCH DAMAGES AND CLAIMS ARISING OUT OF THE SOLE, JOINT, AND/OR COMPARATIVE NEGLIGENCE, STRICT LIABILITY, OR FAULT OF THE BREACHING PARTY. This Section
9.03 shall operate only to limit a party's liability and shall not operate to increase or expand any contractual obligation of a party hereunder or cause any contractual obligation of a party hereunder to survive longer than provided in
Section 8.01.

                 9.04. Shares. Notwithstanding anything contained herein to the contrary in any other provision of this Agreement, except as set forth in
Section 2.04(b), it is the explicit intent of EACH PARTY HERETO THAT SELLER IS MAKING NO REPRESENTATIONS OR WARRANTIES WHATSOEVER RELATING TO THE SHARES OR SIGNAL CAPITAL HOLDINGS CORPORATION.

                                   ARTICLE X

                   ALLOCATION OF LIABILITIES; INDEMNIFICATION

                 10.01.   Assumption of Costs and Liabilities.    Upon Closing
the Company shall retain, and the Buyer accepts, assumes, and agrees to pay, perform, and discharge when due, the Assumed Obligations, and Seller accepts, assumes, and agrees to pay, perform and discharge when due all Retained Liabilities. In no event will Seller's or Buyer's assumption of Liabilities operate to ratify, revive, or reinstate any Liability that has expired, terminated, or been discharged by bankruptcy, limitations, or otherwise, or create any liability to any third party that does not otherwise exist.

                 10.02. Assignment of Excluded Assets. At Closing, Seller is causing the Company to convey and assign to Seller, and Seller is accepting, the Excluded Assets. The Excluded Assets are being conveyed and assigned pursuant to that certain Conveyance, Assignment, and Bill of Sale (Excluded Assets) in a form acceptable to Buyer and Seller (the "Excluded Asset Conveyance"). To the extent of any conflict between the terms and provisions of this Agreement and the Excluded Asset Conveyance, this Agreement shall control and govern.

                 10.03. Buyer's Indemnification. On and after the Closing Date Buyer, and Buyer's successors and assigns, and successors and assigns of an interest in the Properties (but only to the extent relating to Properties acquired by Buyer's assignees or successors and to periods of time from and after such assignment), shall be responsible for, shall pay on a current basis, and shall indemnify, save, hold harmless, discharge, and release Seller, its Affiliates, successors and permitted assigns, and all of their respective stockholders, directors, officers, employees, agents and representatives (collectively, the "Seller Indemnified Parties"), from and against any and (a) all Assumed Obligations and (b) any Liabilities caused by or resulting from (i) any inaccuracy of any representation or warranty of Buyer set forth in this Agreement (determined without regard to Buyer's knowledge) or (ii) any breach of, or failure to perform or satisfy, any of the covenants and





                                                        Stock Purchase Agreement
                                                                       Page -35-
obligations of Buyer set forth in this Agreement.

                 10.04. Seller's Indemnification. Seller shall be responsible for, shall pay on a current basis, and shall indemnify, save, hold harmless, discharge and release Buyer, its Affiliates, successors, permitted assignees, First Union Bank of Connecticut, the Company, and any assignee or successor of any interest in the Properties, and all of their respective stockholders, directors, officers, employees, agents and representatives (collectively, the "Buyer Indemnified Parties"), from and against any and all
(a) Retained Liabilities and (b) any Liabilities caused by or resulting from
(i) any inaccuracy of any representation or warranty of Seller set forth in this Agreement (determined without regard to any Person's knowledge) or (ii) any breach of, or failure to perform or satisfy, any of the covenants and obligations of Seller set forth in this Agreement.

                 10.05. Express Negligence Rule. THE ASSUMPTION, RELEASE, AND INDEMNIFICATION PROVISIONS SET FORTH IN THIS AGREEMENT, INCLUDING THOSE ARISING UNDER SECTIONS 1.04(b)(ii), 5.03, 10.01, 10.03, AND 10.04 HEREOF, SHALL BE APPLICABLE TO AND INCLUDE AN ASSUMPTION, RELEASE, AND INDEMNIFICATION OF THE OTHER PARTY FROM AND AGAINST ALL LIABILITIES DESCRIBED THEREIN, WHICH LIABILITIES INCLUDE LIABILITIES ARISING FROM THE SOLE, JOINT, AND/OR COMPARATIVE NEGLIGENCE, STRICT LIABILITY, OR FAULT OF THE OTHER PARTY, IF ANY. BUYER AND SELLER ACKNOWLEDGE AND AGREE THAT THIS AGREEMENT AND THIS PROVISION COMPLY IN ALL RESPECTS WITH THE EXPRESS NEGLIGENCE RULE, AND THIS PROVISION IS CONSPICUOUS.

                 10.06. Limits on Seller's Indemnity. (a) Seller's obligation and liability under this Article X shall not accrue with respect to Environmental Liabilities until the aggregate of all claims made under Section
10.04 with respect to Environmental Liabilities equal, in the aggregate, $10,000,000, and then only to the extent of the excess.

                 (b) Seller's liability under Section 10.04 with respect to Seller's breach of any of its representations and warranties which has the same effect as a breach of the title representation made in Section 2.25 shall be limited to, and shall not exceed, the Allocated Value of the Property or Properties affected thereby.

                 10.07. Third Party Claims and Obligations. If a claim by a third party is made against a Seller Indemnified Party or a Buyer Indemnified Party (an "Indemnified Party"), or if any Indemnified Party intends to pay any obligation of another Indemnified Party pursuant to Section 1.04(b), and if such Indemnified Party intends to seek indemnity or reimbursement with respect thereto under this Agreement, such Indemnified Party shall promptly furnish written notice to Buyer or Seller, as the case may be (the "Indemnitor"), of such claims or obligations. The Indemnitor shall have thirty (30) days after receipt of such notice to undertake, conduct and control, through counsel of its own choosing and at its own expense, the settlement or defense thereof, and the Indemnified Party shall cooperate with it in connection therewith; provided that the Indemnitor shall permit the Indemnified Party to participate in such settlement or defense through counsel chosen by such Indemnified Party, however, the fees and expenses of such counsel shall be borne by such Indemnified Party. So long as the Indemnitor, at Indemnitor's cost and expense, (a) has undertaken the defense of, and assumed full responsibility for all indemnified Liabilities with respect to, such claim or obligation, (b) is reasonably contesting such claim or obligation in good faith, by appropriate proceedings, and (c) has taken such action (including the posting of a bond, deposit or other security) as may be necessary to prevent the attachment of (or to obtain the release of) any Lien on any of the Properties and to prevent any action to foreclose a lien against or attachment of the property of the Indemnified Party for payment of such claim or obligation, the Indemnified Party





                                                        Stock Purchase Agreement
                                                                       Page -36-
shall not pay or settle any such claim or obligation. Notwithstanding compliance by the Indemnitor with the preceding sentence, the Indemnified Party shall have the right to pay or settle any such claim or obligation, provided that in such event it shall waive any right to indemnity or reimbursement therefor by the Indemnitor. Notwithstanding anything herein to the contrary, if (i) within thirty (30) days after the receipt of the Indemnified Party's notice hereunder of a claim or obligation, the Indemnitor does not notify the Indemnified Party that it elects, at Indemnitor's cost and expense, to undertake the defense thereof and assume full responsibility for all indemnified Liabilities with respect thereto, or gives such notice and thereafter fails to pay or contest such claim or obligation in good faith or to prevent the attachment of (or to obtain the release of) any Lien and to prevent any action to foreclose a lien against or attachment of the Indemnified Party's property as contemplated above, or (ii) a party making a claim or asserting an obligation has asserted that a Property has, may or will be terminated as a result of such claim or obligation, then the Indemnified Party shall have the right to contest, settle and/or compromise the claim or obligation and, to the extent the actions, if any, taken by the Indemnified Party in settling or compromising such claim are in good faith, the Indemnified Party shall not thereby waive any right to reimbursement or indemnity therefor pursuant to this Agreement. If any party shall pay or satisfy the obligation of the other and receive reimbursement as herein provided, the party on whose behalf such obligation was paid shall be assigned the right to recover such amount from the Person to whom such payment was made. Seller shall immediately notify Buyer, and its successors and assigns of which it has notice, of any claim Seller or any TransTexas Entity receives alleging, asserting, or seeking a prior, current, or future termination or loss of any of the Properties, or any portion thereof.

                 10.08. Exclusive Remedy. The sole and exclusive remedy of each of the Indemnified Parties with respect to the representations, warranties, and covenants of the parties contained in this Agreement shall be as provided in this Article X. Notwithstanding the foregoing, in no event shall this Section 10.08 be deemed a waiver or relinquishment: (a) by Buyer of any right (i) to assert that a Liability is a Retained Liability, (ii) to join or otherwise bring Seller into any Action as a third party, whether by impleader, interpleader, or otherwise, with respect to a Retained Liability, or
(iii) to seek contribution from Seller with respect to any Retained Liability; and (b) by Seller of any right (i) to assert that a Liability is an Assumed Obligation, (ii) to join or otherwise bring Buyer into any Action as a third party, whether by impleader, interpleader, or otherwise, with respect to an Assumed Obligation, or (iii) to seek contribution from Buyer with respect to any Assumed Obligation.

                 10.09. Seller's Title Warranty in Prior Conveyances. With respect to Seller's liability under the warranty of title set forth in the Downstream Conveyance and the Haynes Lease Conveyance, Seller hereby waives any right to assert that recovery under such warranty, by the Company, Buyer, or any successor or assign of any interest in the Properties, is limited to or by any actual consideration or value received or deemed to be received by Seller from the Company in connection with such assignments. Seller and Buyer acknowledge and agree that the consideration received by Seller in connection with the Downstream Conveyance and the Haynes Lease Conveyance is and shall be deemed equal and equivalent to, with respect to each Property, the Allocated Value attributable to such Property, and Seller's liability under the title warranty in the Downstream Conveyance and the Haynes Lease Conveyance shall be limited to and shall not exceed such Allocated Value. Buyer agrees that any assignment by the Company of all or any part of the Properties shall contain a statement placing subsequent purchasers and creditors on notice of the foregoing. No successor or assign of Buyer shall be required to place any such statement in any subsequent assignment, so long as at the time of such subsequent assignment there is an assignment of the Properties of record in Zapata and Webb Counties, Texas containing such statement.





                                                        Stock Purchase Agreement
                                                                       Page -37-

                                   ARTICLE XI

                                 MISCELLANEOUS

                 11.01. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party. In making proof of this Agreement, it shall not be necessary to produce or account for more than one such counterpart.

                 11.02. Governing Law. THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY SHALL BE GOVERNED BY AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS, WITHOUT GIVING EFFECT TO PRINCIPLES THEREOF RELATING TO CONFLICTS OF LAW RULES THAT WOULD DIRECT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

                 11.03. Entire Agreement. This Agreement and the Appendices, Schedules and Exhibits hereto, including the Preamble thereto, contain the entire agreement between the parties with respect to the subject matter hereof and there are no agreements, understandings, representations or warranties between the parties other than those set forth or referred to herein.

                 11.04. Expenses. Seller shall be responsible for (i) all transfer, stamp, documentary and similar Taxes imposed on the parties hereto with respect to the purchase and sale of the Company Shares contemplated pursuant to this Agreement and (ii) all recording, filing or registration fees for any assignment or conveyance, including any memorandum thereof, delivered to Buyer under or pursuant to this Agreement. Without limiting the foregoing, Seller shall be responsible for all recording, filing, and registration fees arising in connection with the Lien Releases, the releases identified in
Section 7.02(xiv), Excluded Asset Conveyance, Haynes Lease Conveyance, Memorandum of Option, Estoppel Certificates, and Downstream Conveyance. All other costs and expenses incurred by each party hereto in connection with all things required to be done by it hereunder, including attorney's fees, accountant fees and the expense of environmental and title examination, shall be borne by the party incurring same. Whether or not the transactions contemplated by this Agreement are consummated, each of the parties hereto shall pay the fees and expenses of their respective counsel, accountants, engineers and other experts and professionals incident to the negotiation and preparation of this Agreement and consummation of the transactions contemplated hereby.

                 11.05. Notices. All notices hereunder shall be in writing and, unless otherwise provided herein, deemed given and received for all purposes hereunder when (i) delivered personally, (ii) delivered to a documented overnight delivery service or, (iii) to the extent receipt is confirmed delivered to the United States Postal Service or transmitted by telecopy, telefax or other electronic transmission service, in each case to the appropriate address or number as set forth below. Notices to Seller shall be addressed as follows:

         TransTexas Gas Corporation
         1300 East North Belt, Suite 310
         Houston, Texas 77032-2949
         Attention: Mr. Arnold Brackenridge
         Telecopy No.: (281) 986-8865

with copies to:

         Gardere Wynne Sewell & Riggs, L.L.P.





                                                        Stock Purchase Agreement
                                                                       Page -38-

         333 Clay Avenue, Suite 800
         Houston, Texas 77002
         Attention:  Jerry A. DeVault
         Telecopy No.: (713) 308-5505

or at such other address or telecopy number, and to the attention of such other Person, as Seller may designate by written notice to Buyer. Notices to Buyer shall be addressed to:

         First Union Bank of Connecticut
         First Union Corporate Trust
         10 State House Square
         Hartford, Connecticut 06103
         Attention: W. Jeffrey Kramer
         Telecopy No.: (860) 247-1353

with copies to:

         Bingham, Dana & Gould, L.L.P.
         100 Pearl Street
         Hartford, Connecticut 06103-4507
         Attention: James G. Scantling
         Telecopy No.: (860) 541-3074

         Sherman & Sterling
         599 Lexington Ave.
         New York, New York 10022
         Attention: Gerald Rokoff
         Telecopy No.:  (212) 848-7179

or at such other address or telecopy number, and to the attention of such other Person, as Buyer may designate by written notice to Seller.

                 11.06. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, including all successors and assigns of the Properties, or any interest therein; provided, however, that the respective rights and obligations of the parties hereto shall not be assignable or delegable by any party hereto without the express written consent of the non-assigning or non-delegating party. Seller expressly consents to the assignment of Buyer's rights and remedies hereunder pursuant to the terms of the Assignment of Rights, and to any subsequent assignee of such rights and remedies.

                 11.07. Amendments and Waivers. Subject to the terms of the Assignment of Rights, (i) this Agreement may not be modified, amended, superseded, or canceled except by an instrument or instruments in writing signed by Seller and Buyer and (ii) any party hereto may, only by an instrument in writing, waive compliance by another party hereto with any term or provision of this Agreement on the part of such other party hereto to be performed or complied with. The waiver by any party hereto of a breach of any term or provision of this Agreement shall not be construed as a waiver of any subsequent breach.

                 11.08. Appendices, Schedules and Exhibits. All Appendices, Schedules and Exhibits hereto, including the Preamble thereto, which are referred to herein are hereby made a part hereof and incorporated herein by such reference.





                                                        Stock Purchase Agreement
                                                                       Page -39-

                 11.09. Interpretation. It is expressly agreed that this Agreement shall not be construed against any party, and no consideration shall be given or presumption made, on the basis of who drafted this Agreement or any particular provision hereof or who supplied the form of Agreement. Each party agrees that it has been purposefully drawn and correctly reflects their understanding of the transaction that it contemplates. In construing this
Agreement:

                 (a) examples and illustrations shall not be construed to limit, expressly or by implication, the matter they illustrate;

                 (b) the word "includes" and its derivatives means "includes, but is not limited to" and corresponding derivative expressions;

                 (c) a defined term has its defined meaning throughout this Agreement and each Appendix, Exhibit and Schedule to this Agreement, including the Preamble thereto, regardless of whether it appears before or after the place where it is defined;

                 (d) if there is any conflict or inconsistency between the main body of this Agreement (including Appendix 1 and 2 which shall be considered part of the main body of this Agreement) and any Exhibit or Schedule, and the Preamble thereto, the provisions of the main body of this Agreement shall prevail;

                 (e) the headings and titles herein are for convenience only and shall have no significance in the interpretation hereof; and

                 (f) the plural shall be deemed to include the singular, and vice versa.

                 11.10. Arbitration. It is agreed, as a severable and independent arbitration agreement separately enforceable from the remainder of this Agreement, that if the parties hereto, the Company, the Indemnified Parties or their respective successors, assigns, heirs or legal representatives of any of the foregoing are unable to amicably resolve any dispute or difference arising under or out of, in relation to or in any way connected with this Agreement (whether contractual, tortious, equitable, statutory or otherwise), such matter shall be finally and exclusively referred to and settled by arbitration in accordance with the Dispute Resolution Agreement, the terms and provisions of which are incorporated by reference herein.

                 11.11. Agreement for the Parties' Benefit Only. Except for those terms of this Agreement which are intended to benefit and be enforceable by any of the Indemnified Parties and by the parties to the Assignment of Rights and their successors and assigns, this Agreement is not intended to confer upon any Person not a party hereto any rights or remedies hereunder, and no Person, other than the parties hereto, the Indemnified Parties, or such parties and their successors and assigns, is entitled to rely on any representation, warranty, covenant or agreement contained herein.

                 11.12. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any adverse manner to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.





                                                        Stock Purchase Agreement
                                                                       Page -40-

                 11.13. No Recordation. Buyer and Seller expressly covenant and agree not to record or place of record this Agreement or any copy or memorandum hereof, other than the Memorandum of Option.

                 11.14. Time. If the date specified in this Agreement for giving any notice or taking any action is not a Business Day (or if the period during which any notice is required to be given or any action taken expires on a date which is not a Business Day), then the date for giving such notice or taking such action (and the expiration date of such period during which notice is required to be given or action taken) shall be the next day which is a Business Day.

                 11.15. Further Assurances. After the Closing, Seller, Company, and Buyer shall execute, acknowledge and deliver, and cause to be executed, acknowledged and delivered, such instruments and take, or cause to be taken, such other action as may be necessary or advisable to carry out its obligations under this Agreement and under any exhibit, document, certificate or other instrument delivered pursuant hereto.

                 11.16. No Recourse. It is expressly understood and agreed by Seller that this Agreement is executed and delivered by Buyer, not in its individual capacity but solely as trustee under the Trust Agreement, in the exercise of the powers and authority conferred and vested in it as the trustee thereunder, and each of the representations, warranties, undertakings and agreements herein made on the part of the trustee is made and intended not as a personal representation, warranty, undertaking and agreement by Buyer, other than the representations and warranties made under Sections 3.01, 3.02, 3.03, and 3.04, (provided that with respect to Section 3.04(b), this exception shall only apply to banking and trust laws), but is made and intended for the purpose of binding only the trust estate created by the Trust Agreement, and all persons having any claim against Buyer or the trustee under the Trust Agreement by reason of the transactions contemplated by this Agreement, other than with respect to the inaccuracy of the specific representations set forth above, shall look only to the trust estate of the Trust for payments or satisfaction thereof.

                 11.17 Contribution Agreement. Nothing in the Contribution Agreement shall operate to waive, modify, release, or diminish any rights or remedies, or expand any duties or obligations of the Company, Buyer, or their successors and assigns, hereunder. In the event of any inconsistency between the terms and provisions of this Agreement or Seller's Estoppel Certificate with the terms and provisions of the Contribution Agreement, the terms and provisions of this Agreement and such Estoppel Certificate shall control and govern.


            [THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]





                                                        Stock Purchase Agreement
                                                                       Page -41-

                 IN WITNESS WHEREOF, this Agreement has been signed by or on behalf of each of the parties as of the day first above written.


                           SELLER:

                           TRANSTEXAS GAS CORPORATION



                           By: /s/  ARNOLD H. BRACKENRIDGE
                               -----------------------------------
                                    Arnold H. Brackenridge
                                    President


                           BUYER:

                           FIRST UNION BANK OF CONNECTICUT, not in
                           its individual capacity but solely as
                           Trustee under the Trust Agreement, except as expressly provided in Section 11.16


                           By:  /s/  W. JEFFREY KRAMER
                                ----------------------------------
                                    W. Jeffrey Kramer
                                    Vice President





                                                        Stock Purchase Agreement
                                                                       Page -42-

                                   APPENDIX 1

                          TO STOCK PURCHASE AGREEMENT

                                  DEFINITIONS

         "Accepted Environmental Defect" shall mean any event, occurrence, fact, condition, or other matter that is specifically disclosed in Schedule 2.17, unless such event, occurrence, fact, condition, or other matter is identified therein by an asterisk and initialed by a duly authorized representative of Buyer and Seller (which matters shall constitute Retained Liabilities). Notwithstanding the foregoing, in no event shall any event, occurrence, fact, condition, or other matter be deemed to be an "Accepted Environmental Defect" if it does not satisfy the requirement set forth above.

         "Action" shall mean any claim, demand, filing, investigation, action, suit, proceeding, including administrative and arbitration proceedings, condemnation, audit or other legal proceeding by any Person or Governmental Authority.

         "Advisor" shall be as defined in Section 1.07.

         "Affected Properties" shall be as defined in Section 4.02(a).

         "Affiliate" shall mean, as to the Person specified, any Person controlling, controlled by or under common control with such specified Person. The concept of control, controlling or controlled as used in the aforesaid context means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of another, whether through the ownership of voting securities, by contract or otherwise. No Person shall be deemed an Affiliate of any Person by reason of the exercise or existence of rights, interests or remedies under this Agreement.

         "Agreement" means the Stock Purchase Agreement to which this Appendix 1 is attached.

         "Agreement for Services" means that Agreement for Services in a form acceptable to Conoco.

         "Agreed Rate" shall mean an annual rate of interest equal to the lesser of (a) the three month treasury bill rate for the first day of the applicable interest period as such rate is shown under "Money Rates" in the Wall Street Journal and (b) the maximum rate of interest allowed by Law.

         "Allocated Value" shall be as defined in Section 1.10.

         "Ancillary Agreements" shall mean the Gas Transportation Agreements, Gas Processing Agreement, Agreement for Services, and Master Services Contract.

         "Ancillary Guarantee" shall mean a guarantee from John R. Stanley guaranteeing the payment and performance by Seller and the applicable TransTexas Entities of their respective duties and obligations under the Ancillary Agreements, and in a form acceptable to Conoco.

         "Asset Purchase and Sale Agreement" shall mean that certain Asset Purchase Agreement, dated May 30, 1997, by and between Buyer, Lobo Pipeline Company, and Conoco.

         "Assignment of Rights" shall mean that certain Assignment of Rights and Assumption of Obligations executed and delivered by and among Seller, Buyer, Lobo Pipeline Company, and

Conoco at Closing.

         "Assumed Obligations" shall mean those Liabilities expressly assumed or agreed to be paid by Buyer hereunder, and all other Liabilities resulting from, arising out of, or relating to: (a) any act, omission, event, condition, or circumstance involving or relating to the Properties occurring after the Closing Time; (b) the ownership or operation of the Properties and the sale of Company Hydrocarbons, in either case after the Closing Time, except such Liabilities that are caused by or result from (i) any matter that renders any representation or warranty of Seller to be untrue or inaccurate (determined without regard to any Person's knowledge), (ii) any matter disclosed in Schedules 2.14, 2.16, or 2.17 (other than the Remediation of Accepted Environmental Defects), (iii) any matter disclosed in any other schedule referred to in Article II that is identified therein by an asterisk and initialed by a duly authorized representative of Buyer and Seller, or (iv) the breach of, or failure to perform or satisfy, any covenant, duty, or obligation of Seller set forth in the Agreement; (c) the Plugging and Abandonment Obligations for the Wells; (d) the ownership of the Company Shares or Shares after Closing; (e) any act or omission of the Buyer; (f) any act or omission of the Company or Signal Capital Holding Corporation arising with respect to the ownership or operation of either such entity after Closing; (g) any matter relating to Signal Capital Holding Corporation prior to January 28, 1997; (h) any Taxes imposed on or in respect of the Company or the Properties with respect to the taxable periods from and after the Closing Time (other than production and severance taxes as provided in Section 1.09); or (i) with respect to any taxable period beginning before the Closing Time and ending after the Closing Time, Taxes imposed on or in respect of the Company or the Properties which are allocable to the portion of such period ending after the Closing Time (other than production and severance taxes as provided in Section 1.09). Notwithstanding the exclusions from the Assumed Obligations set forth in clauses (b)(i), (b)(ii), and (b)(iii) above (which matters would otherwise constitute Retained Liabilities), all Liabilities resulting from or caused by the acts or omissions of the Company or Buyer, or their successors and assigns, after Closing, or resulting from any condition, event or circumstance resulting from, caused by, or continued by the Company or Buyer, or their successors and assigns, after Closing will be Assumed Obligations.

         "Balance Sheet" shall have the meaning assigned in Section 2.06.

         "Bankruptcy Act" shall mean the Bankruptcy Reform Act of 1978, as amended.

         "Bankruptcy Code" shall mean the Bankruptcy Code of 1978, 11 U.S.C. Sections 101 et seq., as amended.

         "Business Day" shall mean any day which is not a Saturday, Sunday or legal holiday recognized by banking institutions in the State of Texas.

         "Buyer" shall be as defined in the first paragraph of the Agreement.

         "Buyer Indemnified Parties" shall be as defined in Section 10.04.

         "Closing" shall be as defined in Section 7.01.

         "Closing Date" shall be as defined in the first paragraph of the Agreement.

         "Closing Documents" shall be as defined in Section 7.02.

         "Closing Month Accounting Time" shall be as defined in Section 1.02(c)(ii).

         "Closing Time" shall be as defined in Section 1.02(c)(i).

         "Code" shall be as defined in Section 2.12(a).

         "Company" shall be as defined in the preamble to the Agreement.

         "Company Hydrocarbons" shall mean, collectively, all (a) Hydrocarbons produced from or attributable to the Lands, Leases, and Wells on or after the Closing Month Accounting Time and attributable to Company's Net Revenue Interest, including all liquid Hydrocarbons extracted or recovered at the Exxon King Ranch Facility and McKendrick salt water disposal facility from and after the Closing Month Accounting Time, (b) to the extent not sold or otherwise disposed of prior to the Closing Month Accounting Time, the Stored Hydrocarbons, Line Pack, and the underproduction of Hydrocarbons, determined as of the Effective Date, attributable to the Company's Working Interest, (c) the Positive Pipeline Imbalances, and (d) the liquid Hydrocarbons recovered from gas after being delivered to the Pipeline Systems and prior to redelivery to the shipper, from and after the Closing Month Accounting Time.

         "Company Records" shall mean the Corporate Records and Data.

         "Company Shares" shall be as defined in Section 1.01.

         "Conoco" shall mean Conoco Inc., a Delaware corporation.

         "Consent" shall be as defined in Section 2.07(b).

         "Contracts" shall mean all contracts and agreements identified in
Schedule I.

         "Contribution Agreement" shall mean that certain Asset Contribution Agreement, dated effective January 31, 1997, by and between Seller and the Company.

         "Corporate Records" shall mean all minute books, stock transfer books, and other similar records of the Company.

         "Corrective Action" shall mean any necessary response to an administrative proceeding or administrative inquiry or claim of any Person, or remedial, removal, response, construction, closure, disposal or other corrective action.

         "Curative Action" shall be as defined in Section 4.02(a).

         "Cure Period" shall be as defined in Section 4.02(b).

         "Data" shall mean all (i) abstracts (including a copy of the "company abstract"), title opinions, title reports, title policies, lease and land files, division orders, surveys, analyses, compilations, correspondence, filings with and reports to regulatory agencies, invoices, certificates of title, general intangibles, and other documents and instruments that in any manner relate to the Properties; (ii) computer databases that relate to the Properties; (iii) geophysical, geological, engineering, exploration, production and other technical data relating to the Properties, (iv) two-dimensional and three-dimensional seismic data relating to the Lands, and all interpretations thereof, including that identified in Schedule II, together with all related magnetic field recordings, digital processing tapes, seismic acquisition field tapes, field prints, observer notes, summaries, reports, maps, and other information pertaining to the acquisition and processing of such seismic data, whether written or in electronically reproducible form, that relate to the Properties; (v) other books, records, files, maps, databases, and magnetic tapes and disks containing financial, title, land, or other information that relate to the Properties, except to the extent same are subject to confidentiality or other agreements limiting the disclosure or transferability of such data and for which Seller or the TransTexas Entities are unable, after exercising their best efforts, to obtain the necessary waivers or consents to assignment; and (vi) keys, lock combinations, computer access codes and other devices or information necessary to permit Buyer to gain entry to and/or take possession of any of the Properties, to the extent such Data is in the possession or control of Seller or any TransTexas Entity.

         "Dispute Resolution Agreement" shall mean that certain Dispute Resolution Agreement, dated May 21, 1997, by and among Conoco, Lobo Pipeline Company, First Intercontinental Leasing, L.P., First Union Bank of Connecticut, Seller, Company, TransAmerican Natural Gas Corporation, TransAmerican Exploration Corporation, TNGC Holdings Corporation, TransTexas Drilling Services, Inc., Southern States Exploration, Inc., and John R. Stanley.

         "Downstream Conveyance" shall mean that certain Assignment, Conveyance, and Bill of Sale (Global), dated May 29, 1997, from TransTexas Gas Corporation, a Delaware corporation, to Company pertaining to the Properties, other than those conveyed by the Haynes Lease Conveyance, in a form acceptable to Buyer.

         "Effective Date" shall mean 7:00 a.m., Central Standard Time, on March 1, 1997.

         "Employee Plans" shall be as defined in Section 2.12(a).

         "Environmental Claim" shall mean any Action or written notice by any Person alleging potential liability of the Company or any TransTexas Entity arising out of or resulting from any actual or alleged violation of, or any remedial obligation under, any Environmental Law (other than any Future Law) with respect to the Properties or an Offsite Environmental Matter.

         "Environmental Condition" means any event, occurrence, fact, condition, or other matter, the effect of which is to cause or render any of Seller's representations and warranties in Section 2.17 to be inaccurate, incorrect, or untrue.

         "Environmental Laws" shall include the Clean Air Act, the Clean Water Act, the Resource Conservation Recovery Act, the Superfund Amendment and Reauthorization Act, the Toxic Substances Control Act, the Safe Drinking Water Act, and CERCLA and shall also include all state, local and municipal Laws dealing with the subject matter of the above listed Federal statutes or promulgated by any governmental or quasi-governmental agency thereunder in order to carry out the purposes of any Federal, state, local or municipal Law.

         "Environmental Liabilities" shall mean any and all costs (including costs of remediation), damages, natural resource damages, settlements, consulting fees, expenses, penalties, fines, taxes, orphan share, prejudgment and postjudgment interest, court costs, attorneys' fees, and other Liabilities incurred or imposed (i) pursuant to any order, notice of responsibility, directive (including requirements embodied in Environmental Laws), injunction, judgment or similar act (including settlements) by any Governmental Authority to the extent arising out of or under Environmental Laws or (ii) pursuant to any claim or cause of action by a Governmental Authority or other Person for personal injury, property damage, damage to natural resources, remediation or response costs to the extent arising out of or attributable to any violation of, or any Remediation obligation under, any

Environmental Law.

         "Environmental Permits" shall be as defined in Section 2.17.

         "Equipment" shall mean (a) the equipment and other materials described in Schedule III and (b) all other equipment, fixtures, physical facilities, tank batteries, improvements, surface and subsurface machinery, goods, inventory, spare parts, supplies, tools and other tangible personal property, or interests (including all leasehold rights and interests) therein, including all casing, tubing, tubular goods, rods, pumping units and engines, Christmas trees, derricks, separators, compressors, gun barrels, flow lines, tanks, chemicals, communication systems and equipment, radio towers, remote terminal units, and computer equipment of every type, nature, and description (including leasehold interests therein), to the extent that, as of or after the Effective Time, the same were owned or leased by the Company and used or held for use in connection with the ownership, operation, maintenance, use, or development of the Lands, Leases, and Wells, whether located on or off such Lands, but SAVE AND EXCEPT, from clause (b) only, that equipment located on the Effective Date at the Laredo Yard.

         "Equitable Principles" shall be as defined in Section 2.03.

         "ERISA" shall be as defined in Section 2.12(a).

         "ERISA Affiliates" shall be as defined in Section 2.12(a).

         "Estoppel Certificates" shall have the meaning assigned in Section
7.02.

         "Excluded Assets" shall mean the Excluded Systems and Equipment and the assets described in Section 1.07, together with a pro rata share of all applicable Incidental Rights directly attributable or appurtenant thereto, to the extent necessary for the ownership, operation, and use of such Excluded Assets, and to the extent permitted under applicable Law and the applicable instruments.

         "Excluded Asset Conveyance" shall be as defined in Section 10.02.

         "Excluded Systems and Equipment" shall mean those pipelines, gathering systems, and related facilities, rights-of-way, and equipment specifically described in Exhibit "B-Part III."

         "Exxon King Ranch Facility" means that certain gas processing plant operated by Exxon Company, USA and situated in Railroad Commission District No. 4, R. King Survey (A-172), Kleberg County, Texas.

         "Final Settlement Statement" shall be as defined in Section 1.03(a).

         "Financial Statements" shall be as defined in Section 2.06.

         "Finklestein Supersedeas Bond" shall be as defined in Section 5.01.

         "Future Laws" shall mean (i) any statutes, laws or ordinances enacted or decreed after the Closing Date (including the elimination of the exclusion of petroleum from the definition of "hazardous substance" under the Comprehensive Environmental Response, Compensation, and Liability Act of 1980 and the elimination of the exclusion of oil and gas exploration, development and production wastes from the definition of "hazardous wastes" under the Resource Conservation and Recovery Act) to the extent the liabilities or requirements sought to be imposed under such subsequent statutes, laws or ordinances could not have been imposed under statutes, laws or ordinances existing as of the Closing Date and (ii) any regulations, rules, rulings or orders promulgated after the Closing Date to the extent such regulations, rules, rulings or orders implement new requirements for matters not addressed or otherwise regulated in regulations, rules, rulings or orders existing as of the Closing Date or implement more stringent requirements for matters addressed or otherwise regulated in regulations, rules, rulings or orders existing as of the Closing Date.

         "GAAP" shall mean generally accepted accounting principles, consistently applied, in the United States oil and gas exploration industry.

         "Gas Transportation Agreements" shall mean an Intrastate Firm Gas Transportation Agreement and an Interruptible Gas Transportation Agreement, each in a form acceptable to Conoco.

         "Gas Processing Agreement" shall mean the Understanding Relating to Prospective Processing Plants in a form acceptable to Conoco.

         "Governmental Authority" shall mean (i) the United States of America,
(ii) any state, county, municipality, or other governmental subdivision within the United States of America, and (iii) any court or any governmental department, commission, board, bureau, agency or other instrumentality of the United States of America or of any state, county, municipality, water rights, taxing or zoning authority, or other governmental subdivision within the United States of America, including the Railroad Commission of Texas.

         "Guarantee" means a guarantee from John R. Stanley in a form acceptable to Conoco guarantying the payment and performance of the duties and obligations of the Seller hereunder.

         "Haynes Lease Conveyance" shall mean a Contribution Assignment (Haynes Leases) in a form acceptable to Buyer.

         "Hazardous Materials" shall mean any explosives, radioactive materials, asbestos material, urea formaldehyde, hydrocarbon contaminants, underground tanks, pollutants, contaminants, hazardous, corrosive or toxic substances, special waste or waste of any kind, including compounds known as chlorobiophenyls and any material or substance the storage, manufacture, disposal, treatment, generation, use, transport, migration, or release into the environment of which is prohibited, controlled, regulated or licensed under Environmental Laws, including, but not limited to, (i) all "hazardous substances" as that term is defined in Section 101(14) of the Comprehensive Environmental Response, Compensation and Liability Act, as amended, and (ii) petroleum and petroleum products.

         "Hydrocarbons" shall mean all severed crude oil, natural gas, casinghead gas, drip gasoline, natural gasoline, petroleum, natural gas liquids, plant products, condensate, and other liquid and gaseous hydrocarbons and minerals of every kind and description.

         "HSR Act" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

         "HSR Rules" shall mean the rules promulgated by the Federal Trade Commission under the HSR Act, as in effect on the Closing Date.

         "Incidental Rights" shall mean all right, title and interest of the Company on the Closing

Date in and to the following: (i) all rights with respect to the use and occupancy of the surface of and the subsurface depths under the Lands, other than Pipeline Rights-of-Way, pertaining to the Excluded Assets; (ii) all rights with respect to any pooled, communitized or unitized acreage by virtue of any Excluded Asset being a part thereof; (iii) all agreements and contracts related or attributable to the Excluded Assets; (iv) all real and personal property located upon the Excluded Assets and used in connection with the exploration, development or operation of the Excluded Assets; and (v) the Company Records pertaining to the Excluded Assets.

         "Indemnified Party" shall be as defined in Section 10.07.

         "Indemnitor" shall be as defined in Section 10.07.

         "Initial Contribution Conveyances" shall mean that certain (i) Assignment and Conveyance, dated effective as of January 31, 1997, from TransTexas Gas Corporation to TransTexas Transmission Corporation, filed of record and recorded in Volume 476, Page 095 of the Official Records of Webb County, Texas, (ii) Assignment and Conveyance, dated February 1, 1997, from TransTexas Gas Corporation to TransTexas Transmission Corporation, filed of record and recorded in Volume 558, Page 169 of the Official Records of Zapata County, Texas, (iii) Mineral Deed, dated effective as of January 31, 1997, from TransTexas Gas Corporation to TransTexas Transmission Corporation, filed of record and recorded in Volume 476, Page 063 of the Official Records of Webb County, Texas, (iv) Mineral Deed, dated effective as of January 31, 1997, from TransTexas Gas Corporation to TransTexas Transmission Corporation, filed of record and recorded in Volume 558, Page 135 of the Official Records of Zapata County, Texas, (v) Royalty Deed, dated effective as of January 31, 1997, from TransTexas Gas Corporation to TransTexas Transmission Corporation, filed of record and recorded in Volume 558, Page 132 of the Official Records of Zapata County, Texas.

         "Interim Operating Agreement" shall mean that certain Interim Operating Agreement, dated effective as of March 1, 1997, by and between Seller and Conoco, as amended.

         "IRS" shall be as defined in Section 2.12(c).

         "Judgment Lien" shall be as defined in Section 5.01.

         A party shall be deemed to have "knowledge" of a fact, circumstance, or condition if it is known, or should have been known after due inquiry, by such party, or by any of its officers, directors, or employees at a supervisory level or above, or by any contract employee in Houston, Texas, landman, division order analyst, accountant, attorney, engineer, geophysicist, or geoscientist employed or retained by such party.

         "Lands" shall mean all lands described or referred to in the Leases to the extent conveyed of record into Seller (or any TransTexas Entity), including the aerial extent of the lands and the depths described or referred to therein, and the gross and net acreages specified with respect thereto in Exhibit "A-
Part V," and any properties and lands pooled, unitized, or consolidated therewith; provided, however, "Lands" shall not include any lands heretofore released of record by Seller (or its predecessors-in-title) or lands that must be released under the terms of the Leases or in accordance with Law, but it shall include lands required to be released as a consequence of Seller's, Company's, or any TransTexas Entity's breach of the terms of any Lease. To the extent the column headed "Depth Restrictions" in Exhibit "A-Part V" does not specify any depth limitations, the definition of "Lands" hereunder is further subject to any depth restrictions contained in any retained acreage, earning, or other provisions under any of the Leases.

         "Laredo Yard" means the following tracts or parcels or tracts of land described in the following instruments:

         (i) Warranty Deed between Bulldog Steel Products, Inc., as Grantor, and Southwest Texas Services, Inc., as Grantee, dated September 1, 1985, recorded in Volume 1100, Page 335 of the Real Property Records of Webb County, Texas (880-013);

         (ii) Warranty Deed between Alberto J. Martinez, et al., as Grantor, and GHR Energy Corp., as Grantee, dated September 17, 1981, recorded in Volume 671, Page 421 of the Real Property Records of Webb County, Texas (880-013.01);

         (iii) Warranty Deed between Juan B. Carranza E., as Grantor, and Southwest Texas Services, Inc., as Grantee, dated October 30, 1985, recorded in Volume 1138, Page 23 of the Real Property Records of Webb County, Texas (880-013.03);

         (iv) Warranty Deed between J.D. Homes, Inc., as Grantor, and TransAmerican Natural Gas Corporation, as Grantee, dated June 15, 1990, recorded in Volume 1429, Page 385 of the Real
                 Property Records of Webb County, Texas.   (880-028)  Corrected
                 Warranty Deed recorded in Volume 1448, Page 680 of the Official Records of Webb County, Texas;

         [(v) Warranty Deed between Delia Maria Trujillo Moctezuma, as Grantor, and TransTexas Gas Corporation, as Grantee, dated August 2, 1995, recorded in Volume 523, Page 847 of the Official Records of Zapata County, Texas (880-040); and

         (vi) Warranty Deed between Starr Produce Company, as Grantor, and TransTexas Transmission Corporation, as Grantee, dated August 28, 1995, recorded in Volume 736, Page 478 of the Official Records of Starr County, Texas (880-041).

         "Law" shall mean any applicable statute, law (including common law), ordinance, regulation, rule, ruling, order, writ, injunction, judgment, decision, decree or other official act of or by any Governmental Authority.

         "Leases" shall mean the fee mineral interests, oil, gas and mineral leasehold interests and other leasehold interests, subleases, mineral servitudes, licenses, concessions, working interests, farmout or farmin rights, royalty, overriding royalty or other non-working or carried interests, operating rights or other rights and interests described or referred to in Exhibits "A-Part I" and "A-Part III."

         "Liabilities" shall mean all direct or indirect, demands, claims, notices of violation, notices of probable violation, filings, investigations, administrative proceedings, actions, causes of action, suits, other legal proceedings, judgments, assessments, damages, deficiencies, Taxes, penalties, fines, obligations, responsibilities, liabilities, payments, charges, costs, and expenses (including costs and expenses of operating the Properties) of any kind or character (whether or not asserted prior to the Closing Time, and whether known or unknown, fixed or unfixed, conditional or unconditional, based on negligence, strict liability or otherwise, choate or inchoate, liquidated or unliquidated, secured or unsecured, accrued, absolute, contingent, or otherwise), including penalties and interest on any amount payable as a result of any of the foregoing, any legal or other expenses reasonably incurred in connection with investigating or defending any claim, demand, or legal proceeding, and all amounts paid in settlement of claims, demands, or legal proceedings, but only to the extent that the foregoing are valid and subsisting.

         "Lien Releases" shall mean duly executed and acknowledged releases of those Retained Contracts, including UCC termination statements, designated by Buyer and in form and substance mutually acceptable to Buyer and Seller in their sole discretion.

         "Lien" means any encumbrance, mortgage, lien, pledge, charge, security interest, claim, easement, right, agreement, instrument, obligation, burden or defect, including any and all liens, encumbrances, duties, obligations, and liabilities arising under or with respect to any of the Retained Contracts.

         "Line Pack" shall mean the volume of gaseous Hydrocarbons (expressed in MMBtus) maintained in the Pipeline Systems on the Effective Date in order to maintain pressure and effect the uninterrupted flow or transportation of gas through the Pipeline Systems, which volume is as set forth in Appendix 2.

         "Master Services Contract" means that Master Services Contract in a form acceptable to Conoco.

         "Memorandum of Option" shall be as defined in Section 4.02(h).

         "Negative Pipeline Imbalance" shall mean the (a) total quantity of gaseous Hydrocarbons (expressed in MMBtus) by which the cumulative total receipts of gaseous Hydrocarbons from a shipper on the Pipeline Systems exceeds the cumulative total deliveries of gaseous Hydrocarbons to the shipper on the Pipeline Systems, determined as of the Closing Month Accounting Time, and (b) the total quantity of gaseous Hydrocarbons (expressed in MMBtus) by which the total cumulative nominated and confirmed deliveries of gaseous Hydrocarbons to an interconnected third party pipeline on the Pipeline Systems exceeds the total cumulative actual deliveries of gaseous Hydrocarbons to the interconnected third party pipeline on the Pipeline Systems, as of the Closing Month Accounting Time.

         "Net Revenue Interest" means an overall interest in Hydrocarbons produced from or attributable to the Lands, Leases, and Wells, after deducting all lessors' royalties, overriding royalties, production payments, and other interests or burdens on Hydrocarbons produced from the Lands, Leases, and Wells.

         "Notice of Acquisition" shall be as defined in Section 4.02(f).

         "Notice of Cure" shall be as defined in Section 4.02(b).

         "Offsite Environmental Matter" shall mean any Environmental Condition
(i) resulting from Hazardous Materials originating from the Properties that have migrated or have been transported for disposal, reclamation or recycling from the Properties prior to the Closing Date to properties owned by third Persons or (ii) arising from or attributable to property previously owned by the Company and conveyed or alienated by the Company prior to the Closing Date.

         "Outstanding Interest Price" shall be as defined in Section 4.02(e).

         "Outstanding Interest Terms" shall be as defined in Section 4.02(a).

         "Outstanding Interests" shall be as defined in Section 4.02(a).

         "Payment Rights" shall mean all (a) accounts receivable, notes receivable, cash, cash equivalents, trade credits, general intangibles (as defined in the Texas Uniform Commercial Code), profits, monies, and revenues attributable under GAAP to the Properties with respect to any period of time on or after the Closing Monthly Accounting Time; (b) funds held in suspense accounts, or other similar accounts holding the funds of others, relating to the Properties; (c) claims or causes of action of the Company (i) arising from acts, omissions or events, or damage to or destruction of Property occurring after the Closing Time or (ii) arising under or with respect to any contract affecting the Properties that would result in Assumed Obligations (including claims for adjustments or refunds); (d) all rights and interests of the Company (i) under any policy of insurance or indemnity, (ii) under any bond, other than the Finklestein Supersedeas Bond, or (iii) to any insurance or condemnation proceeds or awards, to the extent arising in each case from acts, omissions, or events, or damage to or destruction of Property occurring after the Closing Time; (e) all claims of the Company for refunds of or loss carry forwards with respect to (i) production taxes or any other taxes (other than real and personal property taxes) attributable under GAAP to any period after the Closing Month Accounting Time and (ii) real and personal property taxes attributable to any period after the Effective Date; (f) all proceeds, income and revenues attributable under GAAP to the Properties for any period after the Closing Monthly Accounting Time; (g) all audit rights arising under any agreement or contract or otherwise with respect to any time period after the Closing Time; and (h) liens and security interests in favor of Company, whether choate or inchoate, under any law, rule or regulation or under any contract arising under GAAP from the ownership, operation, or sale or other disposition of any of the Properties on or after the Closing Time.

         "Permits" shall mean all franchises, licenses, permits, approvals, consents, certificates and other authorizations and other rights granted by Governmental Authorities, and all certificates of necessity, grants, and other rights (except those that by their nature or express terms are not assignable) that relate to the Properties or the ownership, operation, or use of any thereof, including those described in Schedule IV hereto.

         "Permitted Encumbrances" shall mean any of the following matters:

                 (a) all agreements, instruments, documents, liens, encumbrances, and other matters described on Schedules I, 2.14, 2.16, 2.19, 2.20, and 4.02, unless such agreements, instruments, documents, liens, encumbrances, and other matters are identified therein by an asterisk and initialed by a duly authorized representative of Buyer and Seller;

                 (b) any materialman's, mechanics', repairman's, employees', contractors', operators' or other similar liens, security interests or charges for liquidated amounts (i) arising in the ordinary course of business incidental to construction, maintenance, development, production or operation of the Properties or the production or processing of Hydrocarbons therefrom, that are not delinquent or (ii) asserted against any of the Properties on or before January 1, 1992, to the extent that the Purchase Price has been decreased, as reflected in the Preliminary Settlement Statement, for such Lien;

                 (c)      any liens for Taxes not yet delinquent;

                 (d) any liens or security interests created by Law or reserved in oil, gas and/or mineral leases for royalty, bonus or rental or for compliance with the terms of the Properties;

                 (e) all Preference Rights and Transfer Requirements listed in Schedule 2.15;

                 (f) any easements, rights-of-way, servitudes, permits, licenses, surface leases and other rights with respect to surface operations to the extent such matters do not interfere in any material respect with the Company's operation of the portion of the Properties burdened thereby;

                 (g) all royalties, overriding royalties, net profits interests, carried interests, reversionary interests and other burdens to the extent that the net cumulative effect of such burdens, as to a particular Property, does not operate to reduce the Net Revenue Interest of the Company in such Property below that specified in Exhibits A-Part II" and "A-Part V;"

                 (h) rights reserved to or vested in any Governmental Authority to control or regulate any of the wells or units included in the Properties and all applicable laws, rules, regulations and orders of such authorities so long as the same have not been applied to decrease the Company's Net Revenue Interest below the Net Revenue Interest specified in Exhibits "A-Part II," and "A-Part V;"

                 (i) traditional rights of reassignment requiring notice and/or the reassignment (or granting an opportunity to receive a reassignment) of a leasehold interest to the holders of such reassignment rights prior to surrendering or releasing such leasehold interest; and

                 (j) any and all claims with respect to the Properties arising by, through, or under any Person, other than the Seller, Company, any other TransTexas Entity, and any prior or current Affiliate of any thereof.

         "Person" shall mean any Governmental Authority or any individual, firm, partnership, corporation, joint venture, trust, unincorporated organization or other entity or organization.

         "Pipeline Assets" shall mean the Pipeline Systems, the Pipeline Rights-of-Way, and the Pipeline Equipment.

         "Pipeline Equipment" shall mean (a) the equipment and other materials described in Schedule V, and any leasehold interest therein, and (b) all other pipe, valves, fittings, compressors, tanks, gauges, meters and other measuring equipment, regulators, extractors, communication equipment, radio towers and repeater stations, power lines, fuel lines, generators, motors, buildings, storage tanks and facilities, improvements, fittings, fixtures, machinery, equipment, tools, supplies, spare parts, materials, computer equipment, vehicles, and other property of every kind and nature, including inventories thereof, which as of or after the Effective Date were owned or leased by the Company and used or useful for or in connection with the Pipeline Systems, the ownership or operation thereof, or the measurement, metering, transferring, gathering, transportation, storage, treatment, handling, containment or compression of gas or other liquid or gaseous Hydrocarbons therein, but SAVE AND EXCEPT, from clause (b) only, (i) that equipment located on the Effective Date at the Laredo Yard and (ii) the Excluded Systems and Equipment.

         "Pipeline Rights-of-Way" shall mean (a) those certain rights-of-way, easements, fee interests, leasehold interests, estates, property rights, and other rights and interests in land created by or arising under or with respect to the conveyances, deeds, leases and other instruments listed in Exhibit "B-Part II," and all other rights, interests, and privileges granted by such instruments or reserved to the grantee in such instruments, and (b) all other rights-of-way, easements, fee interests, leasehold interests, estates, property rights and other rights and interests in land situated in Webb, Zapata, Jim Hogg, Duval, Jim Wells, and Nueces Counties, Texas of every kind and nature which as of or after the Effective Date were owned by the Company and acquired, used, or useful for or in connection with the metering, measurement, gathering, transportation, treatment, compression or other handling of Hydrocarbons, but SAVE AND EXCEPT, from clause (b) only, the Excluded

Systems and Equipment.

         "Pipeline Systems" shall mean (a) the pipelines and gathering systems that on or after the Effective Date were situated on, over, or across the lands subject to the Pipeline Rights-of-Way described in Exhibit "B-Part II" and the Lands, which pipelines and gathering systems are generally described, for illustrative and informational purposes only, in Exhibit "B-Part I," and (b) all other pipelines, gathering systems and related facilities, and all appurtenances thereto, located in Webb, Zapata, Jim Hogg, Duval, Jim Wells and Nueces Counties, Texas, whether located on or off the Lands or the lands subject to the Pipeline Rights-of -Way, which as of or after the Effective Date were owned by the Company, but SAVE AND EXCEPT any abandoned pipeline and gathering systems, or portions or components thereof, and further excluding, from clause (b) only, the Excluded Systems and Equipment.

         "Plan" shall be as defined in Section 2.28(c).

         "Plugging and Abandonment Obligations" shall mean any and all Liabilities arising out of or attributable to the plugging and abandonment or any obligation to plug or abandon any well located on the Lands in accordance with all Laws and Leases applicable thereto.

         "Positive Pipeline Imbalance" shall mean (a) the total quantity of gaseous Hydrocarbons (expressed in MMBtus) by which the cumulative total deliveries of gaseous Hydrocarbons to a shipper on the Pipeline Systems exceeds the total cumulative receipts of gaseous Hydrocarbons from the shipper on the Pipeline Systems, determined as of the Closing Month Accounting Time, and (b) the total quantity of gaseous Hydrocarbons (expressed in MMBtus) by which the total cumulative actual deliveries of gaseous Hydrocarbons to an interconnected third party pipeline on the Pipeline Systems exceeds the total cumulative nominated and confirmed deliveries of gaseous Hydrocarbons to the interconnected third party pipeline on the Pipeline Systems, determined as of the Closing Month Accounting Time.

         "Pre-Closing Company Hydrocarbons" shall mean those liquid and gaseous Hydrocarbons described or referred to in Section 1.02(c)(ii), (iii), and (iv).

         "Preference Rights" shall mean any right or agreement that enables or may enable any Person to purchase, acquire, or otherwise encumber any Property, Excluded Assets, Company Shares, or Shares, or any interest therein or in a portion thereof, as a result of or in connection with any sale, assignment, encumbrance, or other transfer of any interest in the Properties, Excluded Assets, Company Shares, or the Shares.

         "Preliminary Settlement Statement" shall be as defined in Section 1.02(a).

         "Promissory Note" shall be as defined in Section 7.04.

         "Properties" shall mean, collectively, the Leases, Lands, Wells, Company Hydrocarbons, Equipment, Pipeline Assets, Data, Contracts, Surface Contracts, Payment Rights, and Permits.

         "Property Defects" shall be as defined in Section 4.02(a).

         "Purchase Price" shall be as defined in Section 1.01.

         "Remediate" and "Remediation" shall mean, with respect to an Accepted Environmental Defect, the implementation and completion of any Corrective Actions required under Environmental

Laws, Leases, or Contracts to correct or remove such defect.

         "Retained Contracts" shall mean the contracts, agreements, leases, drilling funds, drilling programs, production payments, net profits interests, indentures, trust agreements, deeds of trust, mortgages, and other instruments identified or referred to in Schedule VI.

         "Retained Liabilities" shall mean all Liabilities of or arising with respect to the Company, the Properties, the Excluded Assets, and the Retained Contracts, other than the Assumed Obligations.

         "Seller" shall be as defined in the first paragraph of the Agreement.

         "Seller Indemnified Parties" shall be as defined in Section 10.03.

         "Shares" shall mean those 125.55 shares of the Common Stock of Signal Capital Holdings Corporation.

         "Special Warranty Conveyance" shall be as defined in Section 4.02(c).

         "Statements of Operations" shall be as defined in Section 2.06.

         "Stored Hydrocarbons" shall mean the quantity of liquid Hydrocarbons attributable to the Properties in storage on the Effective Date as set forth in Appendix 2, which quantity does not include any liquid Hydrocarbons in storage at the Exxon King Ranch Facility on the Effective Date.

         "Supporting Information" shall be as defined in Section 1.03(a).

         "Surface Contracts" shall mean (a) the instruments and interests described or referred to in Exhibit "A-Part IV" and (b) all other fee interests, leasehold interests, estates, servitudes, easements, privileges, right-of-way agreements, licenses, permits, or other agreements relating to the use or ownership of surface and subsurface properties and structures which as of or after the Effective Date were owned by the Company and used or held for use in connection with the exploration, production, or development of Hydrocarbons from the Lands, Leases, and Wells, or for the gathering, transportation, or the disposal of water and other materials (other than Hydrocarbons) produced therefrom.

         "Tax" shall mean any federal, state, local, or foreign tax or similar assessment or fee, together with all interest, fines, penalties and additions thereto.

         "Tax Returns" shall be as defined in Section 2.11.

         "Termination Date" shall mean the fifth (5th) anniversary of the Closing Date.

         "TransAmerican" shall mean TransAmerican Natural Gas Corporation, a Delaware corporation.

         "Transfer Requirement" shall mean any consent, approval, authorization, or permit of, or filing with or notification to, any Person which is required to be obtained, made, given, or complied with for or in connection with any sale, assignment, transfer, delegation, or encumbrance of the Company Shares, Shares, or any Property, Excluded Asset, Retained Liability, or Assumed Obligation, or any interest therein.

         "TransTexas Entities" shall mean John R. Stanley and TransAmerican; any Affiliate of John R. Stanley or TransAmerican; and any predecessor by merger or otherwise of TransAmerican or any such Affiliate.

         "TransTexas Name" shall be as defined in Section 6.07.

         "Treasury Regulations" shall mean the U.S. Department of Treasury Regulations promulgated under the Code, whether proposed, temporary, or final, as amended and in effect as of the Closing Time (including corresponding provisions of succeeding regulations).

         "Trust" shall mean the trust created pursuant to the Trust Agreement.

         "Trust Agreement" shall be as defined in the first paragraph of the Agreement.

         "Value" shall be as defined in Section 4.02(a).

         "VEBA" shall be as defined in Section 2.12(b).

         "Wells" shall mean those oil, condensate, or natural gas wells, water source wells, and water and other types of injection or disposal wells and systems located on the Lands or used or held for use in connection with any Lands, Leases, or wells under a Surface Contract, whether producing, shut-in, or temporarily abandoned, including those wells identified in Exhibit "A-Part II," but SAVE AND EXCEPT those wells that have been permanently plugged and abandoned prior to Closing.

         "Working Interest" shall mean that share of all of the costs, expenses, burdens, and obligations of any type or nature attributable to Company's (or other designated Person's) interest in any Lands, Lease, or Well.